Exhibit 10.1

Execution Copy

[***] Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

BETWEEN

GENMAB A/S

AND

JANSSEN BIOTECH, INC.

TABLE OF CONTENTS

1.	Definitions	1

2.	License grant	12

3.	Transfer of Licensed Know-How and Materials	15

4.	Development, Manufacturing and Commercialisation	16

5.	Management of the Collaboration	24

6.	Financial Terms	31

7.	Intellectual Property Rights	42

8.	Confidentiality	47

9.	Representations, warranties and covenants	49

10.	Indemnification	54

11.	Limitation of liability	55

12.	Term and Termination	56

13.	Press releases and other public announcements	64

14.	Dispute resolution	65

15.	General provisions	69

Schedule 1: Licensed Patents

Schedule 2: Licensed Materials

Schedule 3: Licensed Antibody Sequences

Schedule 4: Development Plan

Schedule 5: Manufacturing Plan

Schedule 6: Summary of Certain Provisions of the Medarex License and the [***]

Schedule 7: Janssen Universal Calendar

Schedule 8: Existing Third Party Contracts

Schedule 9: Agreed Press Release

1

Schedule 10: [***] Policy on the Registration and Reporting of Results of [***]

2

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”), dated as of 30 August 2012 (“Execution Date”), is made by and between:

GENMAB A/S, a Danish corporation having its principal office at Bredgade 34, PO Box 9068, 1260 Copenhagen K, Denmark, CVR no. 2102 3884 (“Genmab”); and

JANSSEN BIOTECH, INC., a Pennsylvania corporation having its principal office at 800/850 Ridgeview Road, Horsham, PA 19044 (“Janssen”).

(Genmab and Janssen are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party”)

RECITALS:

A.                                    Genmab is engaged in the discovery and development of drug products, and has intellectual property rights and broad expertise in the field of research, development, production and commercialisation of human monoclonal antibodies from transgenic mice;

B.                                    Janssen has significant experience in the world-wide development and commercialization of drug products, and can make significant contributions to the development and commercialisation of Licensed Product (as defined below);

C.                                    Janssen wishes to obtain and Genmab is willing to grant a worldwide, exclusive license to Genmab’s rights to certain patents and know-how to exploit Licensed Product on the terms and subject to the conditions set forth herein; and

D.                                    Genmab and Janssen (or one or more of their respective Affiliates) are executing the Share Subscription Agreement concurrently with the execution of this Agreement, each to be effective as of the Closing Date;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Definitions

1.1                               Affiliate means, with respect to any Party, any corporation, firm, partnership or other entity that controls, is controlled by, or is under common control with such Party.  For these purposes, “control” shall refer to:  (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) (or such lesser percentage applicable in foreign jurisdictions) of the voting securities or other ownership interest of an entity.  An entity shall only be considered an Affiliate for so long as such control exists.

1.2                               Alliance Manager has the meaning given in Clause 5.3.

1.3                               [***] has the meaning given in Clause 9.5.

1.4                               [***] Agreement means the license agreement between [***] and [***] dated [***].

1.5                               Background Licensed Technology means Licensed Technology existing as of the Execution Date.

1.6                               Back-up Candidate means the [***] denoted [***] having the sequence set forth in part 2 of Schedule 3, and any other [***] whether in [***] or any other form, and shall include [***] thereof, in each case containing the same [***] sequence, consisting of [***] and defining a complete [***] CD38 Antigen, as such [***].

1.7                               Back-up Candidate Materials means any and all DNA sequences, including vectors containing the same, that code for the Back-up Candidate, and any cell lines that produce the Back-up Candidate.

1.8                               Biosimilar means:  (a) in respect of a Licensed Product sold in the United States, a biological product approved under the Public Health Service Act 351(k) that is highly similar to such Licensed Product, notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biosimilar and the Licensed Product in terms of the safety, purity and potency; (b) in respect of a Licensed Product sold in the EU, a biological product approved under Article 10(4) of Directive 2001/83/EC and Section 4, Part II, Annex I to such Directive based on the demonstration of the similar nature of such biological medicinal product and Licensed Product; and (c) in respect of a Licensed Product sold outside the United States and the EU, a biological product approved under a similar regulatory pathway as in the United States and in the European Union, if such pathway exists.

1.9                               Biosimilar Entry means the first commercial sale of a Biosimilar.

1.10                        BLA means a Biologics License Application or equivalent submission filed with the FDA in connection with seeking Regulatory Approval for commercial marketing or sale of a Licensed Product, or an equivalent application filed with any equivalent Regulatory Authority in any jurisdiction in the Territory other than the United States.

1.11                        Business Day means any day other than a Saturday, Sunday or other day on which the principal commercial banks located in Copenhagen, Denmark or New York, New York, United States are not open for business during normal banking hours.

1.12                        Calendar Quarter means a calendar quarter based on the Janssen Universal Calendar for that year, a 2012 copy of which is attached as Schedule 7 and as shall be updated by Janssen for each Calendar Year of the Term consistent with the Janssen Universal Calendar used for Janssen’s internal business purposes; provided, however, that (i) the first Calendar Quarter for the first Calendar Year of the Agreement or the first Calendar Quarter of the Royalty Term, as applicable, shall extend from the Execution Date or the first day of the Royalty Term, respectively, to the end of the then current Calendar

Quarter, and the last Calendar Quarter shall extend from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement or of the Royalty Term, as applicable, and (ii) every day of a standard calendar year will be accounted for in one of the four Calendar Quarters of the Janssen Universal Calendar and in a Calendar Year of the Janssen Universal Calendar.

1.13                        Calendar Year means a calendar year during the Term based on the Janssen Universal Calendar for that year.  The last Calendar Year of the Term shall begin on the first day of the Janssen Universal Calendar year for the year during which termination or expiration of the Agreement will occur, and the last day of such Calendar Year shall be the effective date of such termination or expiration.

1.14                        CD38 Antigen means the antigen as described by [***]

1.15                        Clinical Studies means human studies designed to measure the safety and/or efficacy of a Licensed Product.  Clinical Studies include (without limitation) Phase I Clinical Studies, Phase II Clinical Studies and Phase Ill Clinical Studies.  For the avoidance of doubt, for the purposes of Clause 6.2, a patient shall be deemed to be “enrolled” in a Clinical Study when such patient is allocated a patient ID reference for such Clinical Study (following such patient’s informed consent to participating in the Clinical Study and the approval of such patient’s inclusion in the Clinical Study subsequent to the patient’s screening against applicable inclusion/exclusion criteria).

1.16                        Clinical Supplies means supplies of Licensed Product, Placebo (where relevant), Comparator (where relevant), combination drug (where relevant) and diluent ready to be used for the conduct of pre-clinical studies and/or Clinical Studies of Licensed Product in the Field pursuant to the Development Plan.  For the purposes of the foregoing, “Comparator” shall mean an investigational or marketed drug used as a reference in a Clinical Study.

1.17                        Closing Date has the meaning given in Clause 12.1(B).

1.18                        Co-Diagnostic Product means Licensed Product used in a diagnostic assay developed, tailored or optimized for use with a Licensed Product, for detection of the CD38 Antigen or other marker for predicting the suitability of such Licensed Product for [***] or [***] use in human patients or subpopulations thereof.  Such Co-Diagnostic Product shall be intended for use:  (i) as a means to [***] for conduct of Clinical Studies of such Licensed Product, (ii) to [***] to the extent such Licensed Product and such Co-Diagnostic Product have received Regulatory Approvals for such uses, or (iii) to [***] to the extent such Licensed Product and Co-Diagnostic Product have received Regulatory Approvals for such uses.

1.19                        Collaboration Technology means any and all IPRs conceived, discovered, developed or otherwise made or reduced to practice by or on behalf of a Party either alone or jointly with the other Party between the Execution Date and the expiry of the Collaboration Term during the course of, in furtherance of, and as a direct result of Development, Manufacturing or Commercialisation of Licensed Product hereunder.

1.20                        Collaboration Term means the period starting on the Execution Date and expiring on the date on which Genmab has completed all its activities under both the Development Plan and the Manufacturing Plan.

1.21                        Commercialisation (including variations such as Commercialise and the like) means the performance of any and all activities directed to promoting, marketing, importing, exporting, distributing, selling or offering to sell (including pre-marketing), and post-marketing drug surveillance of Licensed Product or, to the extent permitted under this Agreement, to have any of those activities performed by a Third Party, but excludes Development and Manufacture activities.

1.22                        Commercialisation Plan means the summary Commercialisation plan referred to in Clause 4.16.

1.23                        Commercially Reasonable Efforts means the level of efforts and resources of a Party required to, as applicable, research, develop and commercialise a biotechnology product consistent with the efforts such a Party would commonly devote, with the exercise of prudent scientific and business judgment, to a biotechnology product of similar market potential at a similar stage of development resulting from its own research efforts or which the Party has otherwise acquired or exclusively licensed (with the right to sublicense), taking into account efficacy, competition, intellectual property position, likelihood of regulatory approval, profitability, alternative products and product candidates and other relevant factors.

1.24                        Controlled means the legal authority or right of a Party hereto to grant a license or sublicense of intellectual property rights to the other Party hereto, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.

1.25                        Controlled Patents means (i) the Patent Rights listed in part 2 of Schedule 1; (ii) any substitutions, extensions (including supplementary protection certificates), registrations, confirmations, reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals or the like thereof or thereto; (iii) any Patent Rights claiming priority from the Patent Rights listed in part 2 of Schedule 1, or which claim priority from any patent or patent application from which a Patent Right listed in part 2 of Schedule 1 claims priority; and (iv) any foreign counterparts of any of the foregoing.

1.26                        Currency Hedge Rate, for the purposes of Clause 6.10(C), shall be calculated as a weighted average hedge rate of the outstanding external foreign currency forward hedge contract(s) of Johnson & Johnson Global Treasury Services Center and its Affiliates with Third Party banks.  The hedge contract(s) protects the transactional foreign exchange risk exposures of Johnson & Johnson (Janssen’s ultimate parent company) and its Affiliates in compliance with internal policy ensuring or establishing a systematic build up of a yearly currency hedge rate(s).

1.27                        Development (including variations such as Develop and Developing) means the performance of any and all activities relating to obtaining Regulatory Approvals of Licensed Product and to maintaining such Regulatory Approvals.  Development activities include (without limitation) the performance by the Parties, their Affiliates or Third Parties of research and pre-clinical studies, pharmacokinetic studies, toxicology studies and stability testing for Clinical Supplies, the performance of Clinical Studies, Manufacturing process development activities (including, without limitation, formulation development and cell culture processing), and regulatory affairs activities including regulatory legal services, but otherwise excludes Manufacture and Commercialisation activities.

1.28                        Development Costs means all costs incurred (i.e., paid or accrued) after the Execution Date by Genmab or its Affiliates (regardless of whether committed to by Genmab or its Affiliates before or after the Execution Date), to the extent attributable to fulfilling Genmab’s responsibilities under the Development Plan or the Manufacturing Plan or otherwise in performing Development or Manufacturing activities in accordance with this Agreement, including (without limitation) the following:

(A)                               the costs of Clinical Studies provided for in the Development Plan;

(B)                               the costs of Manufacturing of Clinical Supplies and any other supplies of Licensed Product provided for in the Manufacturing Plan;

(C)                               Out of Pocket Expenses incurred in relation to:

(1)                                 Development of Licensed Product, including (without limitation) [***] and Development conducted pursuant to [***] (including, without limitation, those listed in part 1 of Schedule 8);

(2)                                 entering into or performing agreements with contract research organisations and/or contract manufacturing organisations and/or other service providers in connection with Licensed Product (including, without limitation, those listed in part 2 of Schedule 8);

(3)                                 obtaining and maintaining Clinical Studies insurance (including any self-insurance arrangements), to the extent that such insurance gives rise to costs for Genmab or its Affiliates in addition to those Clinical Studies insurance costs that Genmab would have incurred but for the Clinical Studies under the Development Plan;

(4)                                 the services provided [***] in connection with the Development of Licensed Product;

(5)                                 conducting pharmacovigilance activities in relation to Licensed Product;

(6)                                 preparing and submitting INDs and BLAs to obtain, support or maintain Regulatory Approval for Licensed Product;

(7)                                 the receipt of Regulatory Approvals for Licensed Product, preparing and submitting filings to Regulatory Authorities, including (without limitation) filing or other fees paid to Regulatory Authorities to obtain, support or maintain Price and Reimbursement Approvals for Licensed Product; and

(8)                                 communications and meetings with Regulatory Authorities, and exchange of information and assistance contemplated by Article 4; and

(D)                               FTE Costs associated with all Development and Manufacturing activities under this Agreement, including without limitation pursuant to the Development Plan and the Manufacturing Plan.

1.29                        Development Committee means the team established pursuant to Clause 5.2

1.30                        Development Committee Term has the meaning given in Cause 5.2(F).

1.31                        Development Diligence Milestone has the meaning given in Clause 4.3(A)(4).

1.32                        Development Plan means the (multi-year) plan for the Development of Licensed Product setting out each Party’s Development responsibilities under this Agreement and the budget therefor attached as Schedule 4 as approved and (if applicable) updated at least annually by the JSC during the Development Committee Term.  In the event of any dispute, contradiction or inconsistency between the terms of the Development Plan and this Agreement, the terms of this Agreement shall prevail.

1.33                        Execution Date means the date written in the first sentence of the preamble to this Agreement.

1.34                        EU means countries of the economic, scientific and political organisation of member states known as the European Union, as it is constituted from time to time (but which, as of the Execution Date, consists of Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom).

1.35                        FDA means the United States Food and Drug Administration, or any successor agency.

1.36                        Field means [***]

1.37                        First Commercial Sale means, with respect to any Licensed Product in any country, the first sale of such Licensed Product in such country after Regulatory Approval has been obtained in such country for the marketing or sale of such Licensed Product, but shall not include sales to Affiliates (as long as such Affiliates are not the end-users) or sales associated with compassionate use, early access and named patient programs.

1.38                        Force Majeure means causes beyond the reasonable control of the affected Party, including, but not limited to, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.

1.39                        FTE means a full-time equivalent person year (consisting of a total of [***] hours per year) of scientific, technical, regulatory or professional work undertaken by Genmab’s or its Affiliates’ employees, not including standard time off pursuant to Genmab’s or its Affiliates’ company policy for vacations, holidays, sick time and the like.

1.40                        FTE Cost means, for any period, the product of:  (i) the actual total FTEs used by Genmab to perform Development or Manufacturing activities pursuant to the Development Plan or Manufacturing Plan hereunder during such period, and (ii) the FTE Rate.  For the avoidance of doubt, no individual may record more than 1.0 FTE from overtime paid, except in the case of documented, invoiced overtime paid to Third Party contractors for services directly related to Licensed Product.

1.41                        FTE Rate means [***] per FTE.  The FTE Rate shall be adjusted on an annual basis, commencing on 01 January 2015, by the percentage movement in the Consumer Price Index (“CPI”) [***] in respect of the immediately preceding Calendar Year.

1.42                        Genmab Collaboration Technology means any and all Collaboration Technology that is conceived, discovered, developed or otherwise made or reduced to practice by or on behalf of Genmab or its Affiliates (either alone or jointly with others) independently of Janssen and its Affiliates and sublicensees.

1.43                        Genmab Existing Patents means (i) the Patent Rights listed in part 1 of Schedule 1; (ii) any substitutions, extensions (including supplementary protection certificates), registrations, confirmations, reissues, continuations, divisionals, continuations-in-part, re-examinations, renewals or the like thereof or thereto; (iii) any Patent Rights claiming priority from the Patent Rights listed in part 1 of Schedule 1, or which claim priority from any patent or patent application from which a Patent Right listed in part 1 of Schedule 1 claims priority; and (iv) any foreign counterparts of any of the foregoing.

1.44                        [***] means the [***] all of which [***] is the proprietor and which are the subject of the [***].

1.45                        Good Clinical Practice or GCP means the applicable principles and guidelines for good clinical practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time to time, including those set out in Title 21 of the US Code of Federal Regulations and the Harmonised Tripartite Guideline for Good Clinical Practice as finalised by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.46                        HuMax-CD38 means the human monoclonal antibody having the sequence set forth in part 1 of Schedule 3, also denoted ‘daratumumab’, and[***].

1.47                        HuMax-CD38 Materials means [***].

1.48                        IND means any investigational new drug application relating to Licensed Product filed with the FDA pursuant to 21 C.F.R. Part 312, or any comparable filing made with a Regulatory Authority in another country (including (without limitation) the submission to a competent authority of a request for an authorisation concerning a clinical trial, as envisaged in Article 9, paragraph 2, of European Directive 2001/20/EC).

1.49                        Indication means an application for a label or label expansion indicating the applicable drug for an initial, expanded or additional patient population, or indicating the drug for use in combination with another treatment or drug, or different route of administration in each case that requires a pivotal Clinical Study for Regulatory Approval.  For the avoidance of doubt, the Parties acknowledge that there may be more than one Indication for any given histology or tumor type.  By way of example, and not limitation, mono-therapy, various combination therapies, front-line treatment and maintenance treatment of the same histology or tumor type are different Indications for purposes of this Agreement.

1.50                        Initial Indications means [***]

1.51                        Intellectual Property Rights or IPRs means copyrights, design rights, Patent Rights, Know-How, trade and business names, logos and devices, trade and service marks (where registered or unregistered), any applications to any of the foregoing, all rights in confidential information, and similar rights to any and all of the foregoing anywhere in the world.

1.52                        Janssen Collaboration Patents means any and all Patent Rights comprised in the Janssen Collaboration Technology.

1.53                        Janssen Collaboration Technology means any and all Collaboration Technology that is conceived, discovered, developed or otherwise made or reduced to practice either jointly by or on behalf of the Parties or by or on behalf of Janssen or its Affiliates independently of Genmab and its Affiliates.

1.54                        Janssen Know-How means all Know-How, including (without limitation) Know-How comprised in the Collaboration Technology, that is Controlled by Janssen or its Affiliates on the Execution Date or thereafter during the Term of this Agreement and that is necessary for or directly related to the Development, Manufacture, use or Commercialisation of Licensed Product in the Field.

1.55                        Janssen Trademarks means all registered trademark(s) owned or otherwise Controlled by Janssen (other than trademarks relating to Janssen’s corporate names, logos, styles or images) that have been approved by a Regulatory Authority or submitted in a BLA and ultimately approved by that Regulatory Authority for use in connection with the advertising, marketing or other Commercialisation of Licensed Product in the Territory.

1.56                        Joint Steering Committee or JSC means the committee established pursuant to Clause 5.1.

1.57                        Know-How means all data, technical information, inventions, discoveries, trade secrets, processes, techniques, methods, formulae or improvements, whether patentable or not.

1.58                        Laws or Law means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable government authority, court, tribunal, agency, legislative body, commission or other instrumentality of:  (i) any government of any country, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body.

1.59                        Licensed Genmab Collaboration Patents means any and all Patent Rights comprised in the Genmab Collaboration Technology that are necessary for or directly related to the Development, Manufacture, use or Commercialisation of Licensed Product in the Field.

1.60                        Licensed Know-How means, subject to the limitations of Clause 2.7, all Know-How, including (without limitation) Know-How comprised in the Genmab Collaboration Technology, that is Controlled by Genmab or its Affiliates on the Execution Date or thereafter during the Collaboration Term and that is necessary for or directly related to the Development, Manufacture, use or Commercialisation of Licensed Product in the Field.

1.61                        Licensed Materials means the materials listed in Schedule 2 (except that, for the avoidance of doubt, the product information sheets and reports listed in Schedule 2 shall form part of the Licensed Know-How and not part of the Licensed Materials).

1.62                        Licensed Patents means, subject to Clause 2.7:  (i) the Controlled Patents; (ii) the Genmab Existing Patents; and (iii) the Licensed Genmab Collaboration Patents.

1.63                        Licensed Product means any pharmaceutical preparation containing HuMax-CD38 or [***] including such Licensed Product in Development where the context so requires in this Agreement.

1.64                        Licensed Technology means (i) the Licensed Patents, (ii) the Licensed Know-How, and (iii) the Licensed Materials.  For the avoidance of doubt, Licensed Technology shall not include any platform technologies, including without limitation any antibody format technologies or antibody enhancing technologies, owned or Controlled by Genmab, except to the extent that such platform technologies relate to the Licensed Product that is the subject of the Development Plan as of the Execution Date or any agreed modification thereto that is the subject of an amended Development Plan, and in each case that:  (a) are Controlled by Genmab at the applicable date (namely, the Execution Date or the date of the amended Development Plan incorporating such modified Licensed Product, respectively), and (b) are required (as agreed by the JSC) to Develop or Commercialise Licensed Product.

1.65                        [***] means [***]

1.66                        [***] Agreements means the [***] and the [***]

1.67                        [***] means the [***] agreement between [***] and [***] made on [***] as novated to [***] with effect from [***].  By way of indication only, a summary of certain relevant provisions of the [***] as of the Execution Date are set out in part 2 of Schedule 6 of this Agreement, but Janssen hereby acknowledges and agrees that the [***] should be consulted for the full applicable terms thereof, and that Genmab makes no representation and gives no warranty as to the correctness or completeness of the information set out in Schedule 6.

1.68                        [***] Materials means ‘Materials’ as such term is defined in the [***]

1.69                        [***] Materials Know-How means ‘Materials Know-How’ as such term is defined in the [***] as the same is provided to Janssen hereunder and identified as such at the time of its provision.

1.70                        [***] Agreement means the HuMax-CD38 services agreement between [***] and [***] made on [***] as amended from time to time and as novated to [***] with effect from [***].

1.71                        Major EU Countries means [***].

1.72                        Manufacturing (including variations such as Manufacture) means the performance of any and all activities directed to producing, manufacturing, processing, filling, finishing, packaging, labelling, quality control, quality assurance, testing and release, shipping and storage of Licensed Product, including such Licensed Product in Development (e.g. Manufacturing of Clinical Supplies), but excludes Commercialisation and Development activities.

1.73                        Manufacturing Plan means the plan for the Manufacturing of Licensed Product setting out each Party’s Manufacturing responsibilities under this Agreement and the budget therefor (including, without limitation, in connection with implementing the transfer of Manufacturing responsibilities to Janssen pursuant to Clause 4.15) attached as Schedule 5 as approved and (if applicable) updated at least annually by the JSC during the Term of the Agreement.  In the event of any dispute, contradiction or inconsistency between the terms of the Manufacturing Plan and this Agreement, the terms of this Agreement shall prevail.

1.74                        Medarex means, collectively, Medarex, Inc., a New Jersey corporation (as acquired by Bristol-Myers Squibb Company, which acquisition was completed on September 1, 2009), and its wholly-owned subsidiary GenPharm International, Inc.

1.75                        Medarex License means the Amended and Restated Evaluation and Commercialisation Agreement between Bristol-Myers Squibb Company, Medarex and GenPharm International, Inc. on the one hand and Genmab on the other hand entered into as of July 12, 2012 but effective as of February 25, 1999.  By way of indication only, a summary of certain relevant provisions of the Medarex License as of the Execution Date are set out in part 1 of Schedule 6 of this Agreement, but Janssen hereby acknowledges and agrees that the Medarex License should be consulted for the full applicable terms thereof, and that Genmab makes no representation and gives no warranty as to the correctness or completeness of the information set out in Schedule 6.

1.76                        Mice means any transgenic mice, the use of which are licensed or sublicensed to Genmab under the Medarex License.

1.77                        Mice Materials means any parts or derivatives of the Mice, including (without limitation) [***] derived directly or indirectly from any Mice but (for the avoidance of doubt) excluding [***].

1.78                        Mice Related Technology means any Patent Rights or Know-How that relate to the Mice or the Mice Materials.

1.79                        [***] Agreement means the [***] between [***] and [***] having an effective date of [***], as amended from time to time.

1.80                        Net Sales means the gross amount invoiced on sales of [***] in the [***] by Janssen, its Affiliates, sublicensees and distributors to any Third Party, less the following deductions calculated in accordance with GAAP and standard internal policies and procedures and accounting standards consistently applied throughout [***] to the extent specifically and solely allocated to such [***] and actually taken, paid, accrued, allowed, included or allocated, [***] (and consistently applied as set forth below):

(A)          normal and customary trade, cash and quantity discounts, allowances, and credits allowed or paid, in the form of deductions actually allowed with respect to sales of such [***] (to the extent not already reflected in the amount invoiced and excluding commissions for commercialization);

(B)          retroactive price reductions, allowances or credits actually granted upon rejections or returns of [***], including for recalls or damaged good and billing errors;

(C)          discounts, chargeback payments, rebates, and reimbursements granted to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations, federal, state/provincial, local or other governments, and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs;

(D)          compulsory payments and cash rebates related to the sales of such [***] paid to a governmental authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program, to the extent allowed and taken; including government levied fees as a result of healthcare reform policies, to the extent such fees are specifically allocated to sales of such [***] as a percentage of Janssen’s and its Affiliates’ entire pharmaceutical product sales;

(E)           reasonable and customary outbound freight, shipping, insurance and other transportation expenses, if actually borne by Janssen or its Affiliates, sublicensees or distributors without reimbursement from any Third Party;

(F)           tariffs; duties; excise, sales, value-added and other similar taxes (other than taxes based on income); customs duties; or other government charges, in each case imposed on the sale of [***] to the extent included in the price and separately itemized on the invoice, including VAT, but only to the extent that such VAT are not reimbursable or refundable; and

(G)          amounts previously included in Net Sales of [***] that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of the applicable party.

All aforementioned deductions shall only be allowable to the extent they are [***] as incurred [***]. All such discounts, allowances, credits, rebates, and other deductions shall be [***].

Notwithstanding anything in this Agreement to the contrary, the transfer of a [***] between or among Janssen, its Affiliates, sublicensees and distributors [***].

Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration.

Disposition of [***] for, or use of the [***] in, clinical studies or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies where a [***] is supplied without charge shall not result in any Net Sales; however if [***].

In the event a [***] is sold in combination with other products (“Combination Product”) from [***], its Affiliates, sublicensees or distributors and the customer receives a specific discount for such “bundling” of products (for clarity, this situation describes bundling of two or more separate products, each in finished dosage form, and not a fixed combination of two active pharmaceutical ingredients), the Net Sales of the said Combination Product(s), for the purposes of determining royalty payments, shall be [***].

1.81                        New Indication means any Indication for Licensed Product in the Field other than the Initial Indications.

1.82                        Out of Pocket Expenses means expenses actually paid (with no mark-up) to any third party which is either:  (i) not an Affiliate of a Party claiming such expenses, or (ii) is an Affiliate of that Party where such payment is limited to reimbursing such Affiliate for expenses actually paid by such Affiliate to a third party which is not an Affiliate of the Party claiming such expenses.

1.83                        Patent Rights means any and all of the following:  (i) patent applications (including provisional patent applications) and patents (including the inventor’s certificates); (ii) any substitution, extension (including supplementary protection certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, reexamination, renewal or the like thereof or thereto; and (iii) any foreign counterparts of any of the foregoing.

1.84                        Phase I Clinical Study means a human clinical study of a Licensed Product that is intended to initially evaluate the safety, metabolism and pharmacokinetics of Licensed Product or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(a) or an equivalent clinical study in a country in the Territory other than the United States.

1.85                        Phase II Clinical Study means a human clinical study of a Licensed Product for which the primary endpoints include a determination of safety, dose ranges or an indication of efficacy in patients being studied as described in 21 C.F.R. §312.21(b), or an equivalent clinical study in a country in the Territory other than the United States, and that is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical studies.

1.86                        Phase Ill Clinical Study means a human clinical study of a Licensed Product (regardless of whether actually designated as “Phase III”) that is prospectively designed, along with other Phase Ill Clinical Studies, to demonstrate statistically whether a Licensed Product is safe and effective for use in humans in the indication being investigated as described in 21 C.F.R. §312.21(c), or an equivalent clinical study in a country in the Territory other than the United States.

1.87                        Placebo means an inactive substitute for Licensed Product.

1.88                        Price and Reimbursement Approvals means any approvals, licenses, registrations or authorisations of any supranational, national, regional, state or local Regulatory Authority or other regulatory agency, department, bureau or governmental entity, necessary to determine or set the pricing of a Licensed Product, and/or its reimbursement level by the relevant health authorities, providers or other funding institutions, at supranational, national, regional, state or local level.

1.89                        Product Patents means the Licensed Patents and the Janssen Collaboration Patents that contain a Valid Claim which is [***]

1.90                        Production Process Technology means processes and technology which are useful for the production, manufacture, purification, formulation (including galenic formulations and conjugation with toxins, other biological or biochemical substances, radioisotopes or other chemical substances), testing, stability assessment or packaging of antibodies or products containing antibodies, or which are useful for the production, manufacture, sterilisation or use of any delivery system or other medical devices for packaging or administration of antibodies or products containing antibodies.

1.91                        Region has the meaning set out in Clause 4.3(B)(1).

1.92                        Regulatory Approvals means any approvals, licenses, registrations or authorizations (excluding Price and Reimbursement Approvals, insurance and formulary approvals, licenses, registrations or authorizations) of any regional, national, state or local Regulatory Authority, or other regulatory agency, department, bureau or governmental entity, necessary for the marketing and sale of a Licensed Product or conduct of Clinical Studies in a regulatory jurisdiction.

1.93                        Regulatory Authority means:  (a) the FDA; or (b) any and all governmental or supranational agencies, ministries, authorities or other bodies with similar regulatory authority with respect to approval or registration of pharmaceutical or biologic products in any other jurisdiction anywhere in the world.

1.94                        Royalty Term has the meaning given in Clause 6.5(A).

1.95                        Share Subscription Agreement means the share subscription agreement to be entered into by the Parties of even date herewith.

1.96                        Technology Transfer Plan has the meaning given in Clause 3.2.

1.97                        Term has the meaning given in Clause 12.3.

1.98                        Territory means worldwide.

1.99                        Third Party means any entity other than the Parties or their respective Affiliates.

1.100                 VAT means value added tax deriving from Article 2 of EC Directive 67/227/EC applied in any member state of the EU and any other similar turnover, sales or purchase, tax or duty levied by any other jurisdiction whether central, regional or local.

1.101                 Valid Claim means a claim of any granted, subsisting and unexpired patent that has not lapsed, been revoked or abandoned or held unenforceable or invalid by a final decision of a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

1.102                 [***] Agreement means the [***] agreement between [***] and [***] dated [***].

2.                                      License grant

2.1                               License under owned Licensed Technology.  Subject to the terms and conditions of this Agreement, Genmab hereby grants to Janssen, and Janssen hereby accepts, an exclusive (subject to Genmab’s retained rights pursuant to Clause 2.5) license in the Field under the Licensed Technology that is owned by Genmab and/or its Affiliates, with (subject to the provisions of this Agreement) the right to sublicense, to research, develop, make, have made, import, use, offer to sell and sell Licensed Product in the Territory.

2.2                               Sublicense under Controlled Licensed Technology.  Subject to the terms and conditions of this Agreement, Genmab hereby grants to Janssen, and Janssen hereby accepts, an exclusive (subject to Genmab’s retained rights pursuant to Clause 2.5) sublicense in the Field with respect to Licensed Product to all Genmab’s or its Affiliates’ rights in and to the Licensed Technology that is Controlled but not owned by Genmab and/or its Affiliates pursuant to:

(A)          the Medarex License;

(B)          [***]

(C)          [***]

to research, develop, make, have made, import, use, offer to sell and sell Licensed Product in the Territory.  For the avoidance of doubt, save for those rights granted to Janssen pursuant to Clause 2.2(A) above, which may be sublicensed by Janssen subject to its compliance with Clause 2.9, the rights granted to Janssen under this Clause 2.2 shall not include the right to further sublicense.

2.3                               Limitations on Scope of Sublicense Grant.  The sublicenses granted pursuant to Clause 2.2 with respect to the Medarex License are:

(A)                               subject to Clause 2.3(B), [***]

(B)                               not for [***]

2.4                               [***]

(A)                               Limitation on use of [***] Materials Know-How.  Janssen acknowledges that any [***] Materials Know-How is supplied in circumstances imparting an obligation of confidence and Janssen agrees to keep the same secret and confidential and to respect [***] proprietary rights therein and to use the same for the sole purpose of this Agreement and not to disclose the same to any Third Party.  Janssen shall procure that only its employees have access to such [***] Materials Know-How on a need to know basis and that all such employees shall be informed of their secret and confidential nature and shall be subject to the same obligations as Janssen under this Clause 2.4(A).

(B)                               Limitation on use of [***] Materials.  Any use by Janssen of the [***] Materials shall be solely for [***] or for [***] and where for [***] Clause [***] of this Agreement shall apply.  Janssen agrees to keep the [***] Materials supplied to it secure and safe from loss, damage, theft, misuse and unauthorised access and shall procure that the same are made available only to its employees on a need to know basis and subject to the same obligations of confidence as provided in Clause 2.4(A) above.

2.5                               Genmab’s retained right.  The licenses granted under Clauses 2.1 and 2.2 shall be subject to Genmab’s right to use the Licensed Technology with respect to Licensed Product in the Field to fulfil its obligations under this Agreement (including, without limitation, under Clause 4.14, the Development Plan and/or the Manufacturing Plan) and otherwise hereunder in respect of the exercise of its rights hereunder (including, without limitation, pursuant to Clause 9.5).

2.6                               No Rights to Use any Mice or Mice Materials.  Nothing in this Agreement grants or confers any license or rights to or on Janssen or its Affiliates to [***] any Mice or Mice Materials, or shall require Genmab to [***] any Mice or Mice Materials.

2.7                               Limitations on Rights Granted to Production Process Technology.  Production Process Technology is only included in the Licensed Technology to the extent that it has been specifically used by Genmab or its Affiliates to Develop or produce HuMax-CD38 or the [***] up to the Execution Date or for the purposes of the Development Plan.

2.8                               Conflict with Medarex License [***] or [***]  Notwithstanding any other provision of this Agreement, Janssen acknowledges that, in respect of any and all rights or licenses granted to Janssen and its Affiliates pursuant to this Agreement under Licensed Technology that is licensed or sublicensed to Genmab from Medarex [***] such rights and licenses are subordinate and subject to the Medarex License, the [***] and the [***], as applicable.  In the event of any inconsistency between this Agreement and the Medarex License, the [***] or the [***], the Medarex License, the [***] or the [***], respectively, shall prevail.

2.9                               Sublicenses.

(A)                               The rights granted to Janssen by Genmab under Clauses 2.1 and 2.2 may be extended or sublicensed to an Affiliate or sublicensed, in whole or in part, to a Third Party.  Janssen will, within [***] calendar days after signature, provide Genmab with:  (a) notice of each agreement with a sublicensee executed hereunder by Janssen or any of its Affiliates, (b) the name and address of each such sublicensee, and (c) a description of the rights granted to and the territory covered by each such sublicense.  Janssen shall not be obliged to make such notifications when a sublicense is granted to:  i) an Affiliate of Janssen in the ordinary course of business, or ii) to a Third Party merely for the purpose of such Third Party’s manufacturing, marketing or distribution on behalf of Janssen or one of its Affiliates of a Licensed Product.  Permitted sublicensees hereunder may extend the rights granted under Clause 2.1 and 2.2 to any of their Affiliates.

(B)                               Janssen shall be fully responsible for performance by each Third Party sublicensee of its obligations under this Agreement.  Each sublicense granted by Janssen to a Third Party pursuant to this Clause 2.9 shall contain terms and conditions consistent with this Agreement.  Without limiting the foregoing, each sublicense agreement will contain the following provisions:  (i) a requirement that any Third Party sublicensee [***]; (ii) [***]; and (iii) a requirement that such Third Party sublicensees comply with the [***] provisions and [***] with respect to [***] consistent with Article [***].  If Janssen becomes aware of a material breach by a Third Party sublicensee of the rights granted to Janssen, or the obligations of Janssen or a Third Party sublicensee under this Agreement, Janssen will promptly notify Genmab in writing of the particulars of the same, and will use Commercially Reasonable Efforts to enforce the terms of such sublicense.

2.10                        Performance by Affiliates.  The Parties agree that any Affiliate of either Party may perform any of that Party’s obligations under this Agreement for or on behalf of that Party provided that that Party shall be fully responsible and liable for the actions of such Affiliates in the performance of such obligations and shall ensure that such Affiliates comply with the terms of this Agreement.  Nothing in this Clause 2.10 shall relieve either Party of any of its obligations under any provision of this Agreement to the extent that such obligation is not satisfied by any purported performance thereof by such Affiliate of that Party.

2.11                        Further Rights.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  Subject to Clause 1.64, no other license rights shall be granted by implication, estoppel or otherwise.  In the event that Janssen wishes to obtain a license under any of Genmab’s [***] in connection with Licensed Product and notifies Genmab of the same during the Term of this Agreement, Genmab shall consider the request in good faith and, if Genmab (in principle) agrees to such a request, such technologies may (at Genmab’s absolute discretion) be licensed to Janssen hereunder subject to additional terms and conditions to be agreed.  For the avoidance of doubt, nothing herein shall oblige Genmab to grant any such license if such additional terms and conditions cannot be agreed.

2.12                        Section 365(n) of the Bankruptcy Code.  With respect to any bankruptcy proceeding under U.S. bankruptcy laws, all license rights granted under or pursuant to any section of this Agreement, including Clause 2.1 hereof, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)).  Genmab and Janssen hereby acknowledge that:  (i) copies of research data, (ii) laboratory samples, (iii) product samples and inventory, (iv) formulas, (v) laboratory notes and notebooks, (vi) all data and results related to Clinical Studies, (vii) regulatory filings and Regulatory Approvals, (viii) rights of reference in respect of regulatory filings and Regulatory Approvals, (ix) and pre-clinical research data and results, constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code.  In the event of its bankruptcy, each of Genmab and Janssen agree not to interfere with the other Party’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agree to use reasonable efforts to assist the other Party to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the other Party to exercise such rights and licenses in accordance with this Agreement.

3.                                      Transfer of Licensed Know-How and Materials

3.1                               Transfer of Licensed Know-How and Licensed Materials.  Genmab will transfer or arrange to have transferred to Janssen, at a time and in accordance with procedures to be agreed between the Parties:  (i) a copy of all Licensed Know-How related to the Manufacturing of Licensed Product; (ii) all Licensed Materials (in the quantities set out in Schedule 2 or otherwise in the Manufacturing Plan); (iii) a copy of all preclinical and clinical analytical assays and all clinical data related to any Clinical Studies of the Licensed Product conducted, sponsored or funded by Genmab (including investigator sponsored studies), whether written or electronic, including all relevant clinical safety and efficacy data; (iv) all regulatory data and information Controlled by Genmab related to the use and sale of the Licensed Product; and (v) any other Licensed Know-How, in an orderly fashion and in a manner such that confidentiality in such transferred Licensed Know-How and Licensed Materials is preserved in all material respects.  Genmab may retain [***] but agrees that, subject to the foregoing (including without limitation to the extent required to comply with applicable regulatory requirements), the same may be used by Janssen [***] as mutually agreed between the Parties to support Development and Manufacturing in furtherance of this Agreement.

3.2                               Technology Transfer Plan.  With respect to any Licensed Know-How or Licensed Materials not already transferred pursuant to Clause 3.1 prior to the first meeting of the JSC, the JSC shall (subject to Clause 2.4), to the extent a plan for implementing such transfer has not already been put in place, lay down procedures and make such plan (a “Technology Transfer Plan”) or make such changes to the Technology Transfer Plan, as the JSC deems necessary.  If any such Licensed Know-How already exists in electronic form, then it shall be transferred in electronic rather than paper form.  Following receipt of any Licensed Know-How or Licensed Materials in accordance with this Article 3, Janssen shall promptly provide Genmab with written acknowledgement of the receipt of such Licensed Know-How and/or Licensed Materials.

3.3                               Transfer of Additional Licensed Know-How.  If Genmab discovers any additional Know-How that, in Genmab’s opinion, is required by Janssen or is directly related to the Development and Commercialisation of Licensed Product, including any which arises pursuant to Genmab’s participation in the Development Plan or the Manufacturing Plan, then (subject to Clause 2.4(A)) Genmab shall promptly transfer to Janssen, or an Affiliate designated by Janssen, at Genmab’s sole cost and expense, a copy of such Licensed Know-How, in an orderly fashion and in a manner such that the value of such transferred Licensed Know-How is preserved in all material respects.  If such Licensed Know-How already exists in electronic form, then it shall be transferred in electronic rather than paper form.  Following receipt of such Licensed Know-How in accordance with this Clause, Janssen shall promptly provide Genmab with written acknowledgement of the receipt of such Licensed Know-How.

3.4                               Janssen shall reimburse Genmab for all of Genmab’s Out of Pocket Expenses incurred pursuant to Clauses 3.1 and 3.2 in connection with the transfer of Licensed Know-How and Licensed Materials referred to in this Article 3.  Genmab shall invoice Janssen for such costs and expenses on a quarterly basis and in accordance with the invoice procedure set forth in Clause 6.10(D).  All such payments shall be made in US dollars.

4.                                      Development, Manufacturing and Commercialisation

4.1                               Responsibility for Development, Manufacturing and Commercialisation.

(A)                               Except as explicitly set forth herein (including in the Development Plan and the Manufacturing Plan), Janssen shall be exclusively responsible for all Development, Manufacturing (either directly or through the use of subcontractors) and Commercialisation of Licensed Product in the Field subsequent to the Execution Date and Genmab shall have no responsibilities or obligations with regard to such further Development, Manufacturing or Commercialisation.

(B)                               Janssen shall be exclusively responsible for any and all costs associated with the Development, Manufacturing and Commercialisation of Licensed Product under this Agreement, including (without limitation) any such costs as may be incurred by Genmab or its Affiliates in performing Genmab’s obligations under the Development Plan or the Manufacturing Plan or otherwise under this Agreement, which shall be reimbursed to Genmab as Development Costs in accordance with Clause 4.5.

4.2                               Commercially Reasonable Efforts.  Janssen shall use Commercially Reasonable Efforts to Develop, Manufacture and Commercialise Licensed Product in the Field throughout the Territory.  For the avoidance of doubt, Commercially Reasonable Efforts shall apply to both Initial Indications and New Indications.

4.3                               The above-mentioned Commercially Reasonable Efforts shall also include, without limitation, the following:

(A)                               Janssen Development Efforts

(1)                                 As soon as reasonably practicable but in any event before [***] Janssen or its Affiliates or sublicensees shall (in addition to the On-going Genmab Clinical Studies) initiate (determined by reference to dosing of the first patient), or shall have authorized Genmab to do so in accordance with the Development Plan, Clinical Studies in [***], provided the results of any previously initiated Clinical Studies (including the On-going Genmab Clinical Studies) do not adversely impact the ability to initiate any such additional Clinical Study.  Subject to the JSC’s approval, the above-mentioned [***] deadline may be extended a maximum of [***] by a further [***] period on each occasion (i.e., [***] in the event Janssen encounters technical or regulatory delays (other than delays caused by Janssen’s negligence or wilful misconduct) that, as discussed and agreed by the JSC, reasonably require additional time.  For the purposes of the foregoing, “On-going Genmab Clinical Studies” shall mean the Clinical Studies referred to as [***] in the Development Plan.  If the above diligence obligation has not been complied with by the applicable deadline, Genmab may terminate this Agreement, and the rights and licenses granted hereunder, forthwith upon written notice to Janssen.

(2)                                 As soon as reasonably practicable but in any event before [***], Janssen or its Affiliates or sublicensees shall:  (i) [***] or (ii) [***]  The above-mentioned [***] deadline may be extended (subject to the JSC’s approval) a maximum of [***] by a further [***] period on each occasion (i.e., [***]), in the event Janssen encounters technical or regulatory delays (other than delays caused by Janssen’s negligence or wilful misconduct) that, as discussed and agreed by the JSC, reasonably require additional time.  If neither of the events listed in (i) and (ii) above in this Clause 4.3(A)(2) has taken place by the applicable deadline, Genmab may terminate this Agreement, and the rights and licenses granted hereunder, forthwith upon written notice to Janssen.

(3)                                 Janssen shall use Commercially Reasonable Efforts to complete the preclinical studies and tests for the New Indications as set out in the Development Plan provided that Genmab has fulfilled its responsibilities as set out in the Development Plan, if any, with respect to such preclinical studies.  Failure to comply with this diligence obligation shall give Genmab the right to terminate this Agreement, and the rights and licenses granted hereunder, forthwith upon written notice to Janssen.  For the avoidance of doubt, Janssen’s obligations under Clause 4.2 to use Commercially Reasonable Efforts shall apply to its responsibilities to pursue New Indications provided that results from preclinical studies and tests support such New Indications.

(4)                                 Without in any way limiting the foregoing, Janssen’s obligations with respect to Janssen’s Development efforts as set out in Clauses 4.3(A)(1) to 4.3(A)(3), “Development Diligence Milestones”, including the time periods (if any) for achieving such milestones, will (subject to the JSC’s approval) be suspended in the event and to the extent that:

(i)                                     the Licensed Product encounters efficacy, safety, tolerability or manufacturing supply issues (other than any such issues caused by the negligence or willful misconduct of Janssen, its Affiliates or sublicensees) that adversely affect the developability or timing of Development efforts of the Licensed Product such that the applicable Development Diligence Milestone(s) cannot reasonably be achieved;

(ii)                                  the Licensed Product encounters a regulatory event such as a clinical hold and the like (other than any such event caused by the negligence or willful misconduct of Janssen, its Affiliates or sublicensees) that adversely affects the Development of the Licensed Product such that the applicable Development Diligence Milestone(s) cannot reasonably be achieved;

(iii)          there is a material breach of this Agreement by Genmab, including a breach of Genmab’s obligation to provide Licensed Know-How and Licensed Materials under Article 3 or to transfer Manufacturing under Clause 4.15 or Genmab’s obligation to use Commercially Reasonable Efforts to perform any Development and Manufacturing activities allocated to it under the Development Plan or Manufacturing Plan, that adversely affects the Development of the Licensed Product such that the applicable Development Diligence Milestone(s) cannot reasonably be achieved;

provided that Janssen shall use its Commercially Reasonable Efforts to avoid or remove such issues or events (if within its control), and the Development Diligence Milestones shall be re-instated (with appropriately delayed deadlines (if applicable), i.e., according to the length of the suspension) whenever such issues or event or breach are resolved such as to allow the Development efforts to continue.

(B)                               Janssen Commercialisation Efforts

(1)                                 Janssen or its Affiliates or sublicensees shall [***] and in each case shall do so within [***] following the later to occur of each such [***]  For the purposes of the foregoing, “Region” shall mean either:  [***].  For the avoidance of doubt, Janssen shall have fulfilled its obligation to [***] when [***].

(2)                                 Genmab may terminate Janssen’s rights under this Agreement on a Region-by-Region basis and Licensed Product-by-Licensed Product basis at any time during the Term by providing thirty (30) calendar days’ written notice to Janssen if, without good reason, Janssen, its Affiliates or sublicensees do not comply with the above diligence obligations, provided that if there is a good faith dispute with respect to whether there are good reasons not to launch in a particular Initial Indication in a particular Region, such dispute shall be resolved pursuant to Article 14 and Genmab’s right to terminate hereunder shall be postponed until the resolution of such dispute and subject to a determination that the decision not to launch in such Initial Indication in such Region is not reasonable, in which case Genmab may terminate this Agreement in relation to such Region and the applicable Licensed Product upon thirty (30) calendar days’ written notice to Janssen.

(3)                                 If Genmab has the right to terminate Janssen’s rights to a Licensed Product in [***] under this Agreement pursuant to Clause 4.3(B)(2), then

Genmab may give Janssen written notice of its intent to terminate the Agreement in its entirety.

(4)                                 For the avoidance of doubt, if Janssen effects its First Commercial Sale of the applicable Licensed Product in [***] or [***], as applicable, in [***] Initial Indications in each case within the [***] period referred to in Clause 4.3(B)(1) or the thirty (30) day notice periods set forth in Clause 4.3(B)(2), then Genmab will not have the right to terminate Janssen’s rights in [***] as applicable.

4.4                               Development Plan and Manufacturing Plan.

(A)                               On an annual basis during the Development Committee Term, or more frequently as agreed by the Parties, the JSC shall review and approve the Development Plan and the Manufacturing Plan.  Subject to Clause 4.4(D), the JSC may make amendments to the Development Plan and the Manufacturing Plan as necessary for the day-to-day management of Development and Manufacturing (as applicable), taking into consideration technical, scientific and commercial factors that may affect the course of Development and Manufacturing, respectively.  Following the expiry of the Development Committee Term, Janssen shall be solely responsible for formulating plans for further Manufacturing and Commercialisation of Licensed Product, which plans shall continue to be reviewed and approved by the JSC on (at least) an annual basis.

(B)                               Each Party shall use its Commercially Reasonable Efforts to perform its respective tasks and obligations in conducting all work assigned to it in the Development Plan and the Manufacturing Plan.  Each Party shall cooperate with and provide commercially reasonable support to the other Party in such other Party’s conduct of such work pursuant to any Development Plan or Manufacturing Plan.  If any tasks, obligations or support that a Party is required to perform or provide hereunder will be performed or provided by any Affiliate, sublicensee, or agent of such Party, such Party shall not be relieved of its responsibilities hereunder.

(C)                               For the avoidance of doubt, Genmab shall not be obligated under any Development Plan or Manufacturing Plan or otherwise [***]

(D)                               Notwithstanding any provision herein, including (without limitation) those relating to dispute resolution under Article 14 and Clause 5.1(F), the portion of the Development Plan and Manufacturing Plan allocated to the activities to be performed by Genmab under the Development Plan or Manufacturing Plan, respectively, including any budget and any periods for the accomplishment by Genmab of such activities, shall not be varied or be deemed to be varied in any way which would increase the FTE resources to be provided by Genmab above [***] of those provided for in the Development Plan or the Manufacturing Plan (as applicable) prior to such variation other than with the prior, written consent of Genmab.  Furthermore, in the event that the JSC approves the cancellation of any

Clinical Study provided for in the Development Plan which is not on-going as of the Effective Date and the conduct of which (pursuant to the Development Plan) was to be performed or managed primarily by Genmab, Janssen shall (in addition to reimbursing Genmab for all its Development Costs incurred or irreversibly committed to in connection therewith prior to the date of such cancellation as set out in Clause 4.5) pay, or cause to be paid in accordance with the invoice procedure set forth in Clause 6.10(D), to Genmab within [***] calendar days of the JSC’s decision to cancel such Clinical Study, a cancellation fee corresponding to the FTE resources committed to by Genmab in respect of each such cancelled Clinical Study as set out in the Development Plan prior to such cancellation provided that such FTE resources committed to by Genmab cannot be re-assigned to other Clinical Studies hereunder.

4.5                               Development Costs.  All Development Costs (including, for the avoidance of doubt, any and all Development Costs incurred between the Execution Date and the Closing Date) shall be reimbursed to Genmab by Janssen in accordance with the provisions of this Clause.  Within [***] calendar days of the end of each Calendar Quarter, Genmab shall submit an invoice to Janssen in accordance with the invoice procedure set forth in Clause 6.10(D) for the Development Costs it incurred during such Calendar Quarter, together with a written report setting forth in reasonable detail such Development Costs.  Any such report shall be considered Confidential Information of Genmab, subject to the terms and conditions of Article 8.  Janssen shall reimburse Genmab the Development Costs detailed in that report within [***] calendar days of the date of Genmab’s invoice.

4.6                               Development of the Back-up Candidate.  If Janssen wishes to Develop and Commercialize the Back-up Candidate (in addition to or instead of HuMax-CD38), Janssen shall notify Genmab of the same and the JSC shall discuss and agree the Development Plan for the Back-up Candidate.  In the event the Development of HuMax-CD38 is to be discontinued in favour of the Back-Up Candidate (with the JSC’s approval), the Parties will discuss and agree in good faith the revision of Clauses 4.3(A)(1), 4.3(A)(2) and 4.3(B)(1) to reflect the revised Development timeline for the Back-Up Candidate.  Except for the provisions of Clauses 4.3(A)(1), 4.3(A)(2) and 4.3(B)(1), if the Back-up Candidate is Developed and Commercialised in accordance with this Clause 4.6 it shall, unless otherwise agreed in writing, be subject to all of the other terms and conditions of this Agreement which are applicable to Licensed Product.

4.7                               Information Regarding Activities.  On or before January 20 of each year during the Term, Janssen shall provide Genmab’s Alliance Manager with a written report summarising, in reasonable detail, its activities conducted during the preceding Calendar Year with respect to the Development and Commercialisation of each Licensed Product.  In addition, Janssen shall provide Genmab’s Alliance Manager within [***] calendar days of the end of each Calendar Quarter during the Term a written update setting out in reasonable detail any such activities not previously reported by Janssen to Genmab pursuant to this Clause and which details have not otherwise been provided to Genmab in writing.  It is understood that the minutes of the JSC or Development Committee meetings may serve as written notice under this provision, to the extent that they fully report Janssen’s Development and Commercialisation activities during the relevant period.  In addition to the above-mentioned reports, Janssen shall immediately inform Genmab in writing of:  (i) the [***] in respect of each Licensed Product other than HuMax-CD38 (in respect of which [***] has been achieved by Genmab prior to the Execution Date); (ii) the filing of any IND in respect of Licensed Product in the Field (other than those INDs specified in the Development Plan as of the Execution Date); (iii) the commencement of any Clinical Study of Licensed Product conducted by or on behalf of Janssen, its Affiliates or sublicensees; (iv) the first filing of a registration package requesting Regulatory Approval for commercial sale of each Licensed Product in each of the [***] and (v) receipt of each of the Regulatory Approvals referred to above.

4.8                               IND filings following the establishment of [***] (as defined in the [***]).  If Janssen, or one of its Affiliates or sublicensees, does not file an IND with the FDA (or the European Medicines Agency) for a Clinical Study of Licensed Product in the Field within the time period specified in, and subject to the conditions set out in, the [***] for [***], Genmab shall be entitled to terminate this Agreement forthwith by giving Janssen written notice.  Janssen shall pay Genmab sufficiently in advance (and in any event no later than ten (10) Business Days prior to Genmab’s deadline for payment under [***]) any fee that may be payable to [***] for the extension of such deadline in accordance with the terms of [***].  Such extension fee(s) shall be additional to any amounts that Janssen otherwise owes Genmab under this Agreement and shall be non-creditable against any other payments owed by Janssen to Genmab under this Agreement.

4.9                               Data.  Genmab shall provide Janssen with reasonable access to [***] under its Control related to [***] including [***] related to the use and Commercialisation of Licensed Product in the Field.  Within [***] calendar days after the end of each Calendar Quarter during the Development Committee Term, Genmab shall deliver to Janssen’s Alliance Manager (where such delivery would not violate any Law) any of such [***] in its possession and Control that are requested by Janssen, in an orderly fashion and in a manner such that confidentiality in delivered information is preserved in all material respects.  If such [***] is available in electronic form, then it shall be transferred in electronic rather than paper form.  Janssen shall also provide Genmab with reasonable access to relevant materials, [***] under its Control related to [***] as necessary for Genmab to carry out its responsibilities under the Development Plan.

4.10                        Regulatory Filings.  Pursuant to the Technology Transfer Plan, Genmab will transfer to Janssen all INDs for Licensed Product held by and in the name of Genmab or its Affiliates in respect of Clinical Studies provided for in the Development Plan.  Following such transfer, Janssen shall promptly provide Genmab with written acknowledgment of receipt of these regulatory filings.  Janssen shall be responsible for filing all future INDs and BLAs and seeking Regulatory Approvals for Licensed Product in the Field, which applications and approvals shall be held by and in the name of Janssen.  Prior to submitting any IND in respect of a Clinical Study to be conducted by Genmab (as provided for in the Development Plan), the Parties shall consult and cooperate in preparing and reviewing such IND and its content and scope.  Prior to submitting any IND for any other Clinical Study or any BLA, Janssen shall [***] and shall [***] and (at Janssen’s request) Genmab shall provide reasonable assistance to Janssen in connection with such submission [***]

4.11                        Regulatory Meetings and Communications.

(A)                               Subject to applicable Law, Janssen shall be exclusively responsible for conducting meetings and discussions related to Licensed Product with the Regulatory Authorities.  Genmab shall have the right to have [***] attend such meetings and discussions (unless Janssen agrees that more Genmab people may attend) to the extent that they relate or are pertinent to Genmab’s obligations or deliverables under the Development Plan, unless prohibited by such Regulatory Authorities.  Janssen shall give Genmab reasonable advance notice of such activities to permit Genmab to participate.  If any Regulatory Authority communicates with Genmab relating to Licensed Product, Genmab shall notify Janssen and provide a copy to Janssen of any written communication, or notes of any oral communication, within [***] of such communication’s occurrence.  Genmab shall not respond to any such communication unless Janssen has given its prior written approval to the form and content of such response.

(B)                               Genmab shall cooperate in good faith with Janssen with respect to the conduct of any inspections by any Regulatory Authority of Genmab’s sites and facilities related to Licensed Product, and Janssen shall at a minimum be given the opportunity to attend the summary, or wrap up, meeting related to [***] with such Regulatory Authority at the conclusion of such site inspection (provided such meeting relates or is pertinent to Genmab’s obligations or deliverables under the Development Plan). Genmab shall consider the attendance of Janssen at any such regulatory inspection, but shall not be obligated to accept Janssen’s attendance at such inspections if such attendance would unavoidably result in the disclosure to Janssen of confidential information or trade secrets unrelated to [***] Janssen shall reimburse Genmab for all of Genmab’s reasonable Out of Pocket Expenses incurred in connection with any Regulatory Authority inspections referred to in this Clause 4.11(B) within [***] calendar days of the date of Genmab’s invoice in relation to the same.  All such payments shall be made in US dollars.

4.12                        Debarment Limitations.  In the course of Developing and/or Commercialising Licensed Product, neither Party shall knowingly use any employee or consultant who is or has been debarred by the FDA or any other Regulatory Authority or, to the best of such Party’s knowledge, is or has been the subject of debarment proceedings by any such Regulatory Authority.  Each Party shall promptly notify the other Party of and provide such other Party with a copy of any correspondence or other reports with respect to any use of a debarred employee or consultant in connection with such Party’s performance of its obligations under this Agreement that such Party receives from any Third Party.

4.13                        Pharmacovigilance and Adverse Event Reporting.  Within [***] days of the Closing Date and in any event prior to the commencement of any Clinical Study of Licensed Product by or on behalf of Janssen or its Affiliates or sublicensees, the Parties shall enter into a mutually acceptable pharmacovigilance agreement, setting forth guidelines and procedures for the receipt, investigation, recording, review, communication, and exchange (as between the Parties) of adverse event reports, technical complaints and any other information concerning the safety of Licensed Product.  Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfil, local and international reporting obligations to Regulatory Authorities.  Furthermore, such guidelines and procedures shall be consistent with relevant International Committee on Harmonization (ICH) guidelines, except where said guidelines may conflict with reporting requirements of local Regulatory Authorities, in which case local reporting requirements shall prevail.  The Parties shall mutually agree within [***] Business Days (or such shorter period as may be required to comply with applicable Law) on the actions necessary to address any safety concerns with respect to Licensed Product about which one Party provides notice to the other Party; provided, however, that if the Parties cannot reach agreement within such period, then [***]  Notwithstanding the foregoing provision, such [***] day period shall be shortened if either Party provides notice to the other Party that more urgent action is required.  Genmab’s costs incurred in connection with [***] adverse events and other reportable information as provided in such pharmacovigilance agreement shall be treated as Development Costs in accordance with Clause 4.5.  Janssen shall establish and maintain the global safety database for the Licensed Products, including [***] (the “Global Safety Database”) for the Licensed Products.  Genmab shall transfer all adverse events information in its possession or Control to Janssen for entry into the Global Safety Database within a mutually agreed period of time that provides Janssen with sufficient time to enter all of the data and to obtain validation of the Global Safety Database.  [***] Janssen shall be obligated to provide all reasonable assistance upon request from Genmab for safety information relevant to the Licensed Product to comply with applicable Laws.

4.14                        Manufacture and Supply of Clinical Supplies.  The Parties shall be responsible for providing Clinical Supplies for pre-clinical studies and Clinical Studies in accordance with the Manufacturing Plan.  For the avoidance of doubt, and as more specifically set out in the Manufacturing Plan, [***] shall provide such Clinical Supplies in its possession at [***] for use in Clinical Studies in accordance with the Development Plan.  Thereafter, at [***] request, [***] shall continue to obtain Clinical Supplies from [***] in accordance with [***] and supply them hereunder for use in Clinical Studies in accordance with the Development Plan until the earlier of:  (i) [***] months after the Closing Date; and (ii) [***]  For the avoidance of doubt, Genmab’s actual costs incurred in connection with the Manufacture and supply of Clinical Supplies hereunder shall be treated as Development Costs in accordance with Clause 4.5.

4.15                        Transfer of Manufacturing Responsibilities to Janssen.  Subject to Clause 4.14, it is intended that Janssen will assume all responsibilities for and relating to the Manufacture of Licensed Product to be Developed and Commercialised by or on behalf of Janssen under the terms of this Agreement.  Each Party shall use its Commercially Reasonable Efforts to ensure a timely and effective transfer of such responsibilities from Genmab to Janssen in accordance with the Manufacturing Plan.  In the event that Janssen wishes to continue using [***] in the Manufacture of Licensed Product hereunder, as soon as reasonably practicable after completion of Genmab’s obligations pursuant to the Manufacturing Plan, Janssen shall use its Commercially Reasonable Efforts to obtain its own license under [***] directly from [***]  Similarly, as soon as reasonably practicable after completion of Genmab’s obligations pursuant to the Manufacturing Plan, Janssen shall use its Commercially Reasonable Efforts to enter into its own agreements directly with the [***] to replace its rights under [***], respectively, as provided hereunder, [***].

Furthermore, without prejudice to the foregoing and without limitation, Janssen will at all times during the Term be responsible for:

(A)                               identifying and selecting additional or alternate contract manufacturers, if necessary, and for the negotiation of agreements with the same, to be entered into by Janssen or use of Janssen manufacturing facilities for the additional commercial Manufacture of Licensed Product for Development and Commercialisation;

(B)                               delivering and ensuring pre-approval inspection readiness of the Manufacturing sites and ensuring adequate support for the inspections themselves;

(C)                               overseeing on a day-to-day basis all aspects of the Manufacturing and supply chain relating to Licensed Product;

(D)                               co-ordinating, implementing, overseeing and monitoring process development work relevant to Manufacture of Licensed Product and associated CMC regulatory strategy; and

(E)                                establishing production capability at, and ensuring approval by Regulatory Authorities of contract manufacturers’ or Janssen’s Manufacturing sites as required to ensure secure commercial supplies and Clinical Supplies of Licensed Product;

in each case at its sole cost.

4.16                        Commercialisation Plan.  At least [***] during the Term, or more frequently as agreed by the Parties, Janssen shall provide Genmab with a summary of its and its Affiliates’ and sublicensees’ then current Commercialisation plan for the [***].  Subject to Clauses 4.2 and 4.3(B), all business decisions, including, without limitation, the design, sale, price and promotion of Licensed Products under this Agreement and the decisions whether to market any particular Licensed Product shall be within the sole discretion of Janssen.  [***], recognizing that the foregoing does not relieve Janssen’s obligations under Clause 4.2 or Clause 4.3(B).

4.17                        Trademarks.  [***] under which it will market the Licensed Products, and (subject to Clause 12.9) no right or license is granted to Genmab hereunder with respect to such trademarks.

4.18                        Compliance with Laws.  Each Party shall conduct Clinical Studies hereunder and all other activities relating to the Development, Manufacturing or Commercialisation of Licensed Product in compliance with all applicable Laws.

5.                                      Management of the Collaboration

5.1             Joint Steering Committee

(A)                               Establishment of the JSC.  Within [***] calendar days of the Closing Date, the Parties shall establish a Joint Steering Committee, or JSC, which shall have oversight responsibility for the Development, Manufacturing and Commercialisation of Licensed Product as contemplated by this Agreement, including (without limitation) the progress thereof against the applicable Development Plan, Manufacturing Plan and Commercialisation Plan as provided under Clauses 4.4 (A) and 4.16.  The JSC will comprise [***] representatives of each Party, who shall be appointed (and may be replaced at any time, either on an ad hoc or permanent basis) by such Party on notice to the other Party in accordance with this Agreement.  Such representatives shall include individuals within the senior management of each Party, and any such representative may send a delegate in their place as appropriate for a particular meeting.  JSC members may invite participation of additional ad hoc representatives from either Party on specific issues as the need arises.

(B)                               To conduct the activities described in Clause 5.1(C) below, the JSC will meet at least [***] times each Calendar Year, [***], throughout the Term of this Agreement, unless otherwise mutually agreed in writing between the Parties.  At least [***] of the JSC’s annual meetings will be held in person, unless otherwise mutually agreed in writing between the Parties.

(C)                               JSC Responsibilities.  The JSC shall perform the following functions:

(1)                                 without prejudice to Clause 5.1(C)(3), at least [***] throughout the Term of this Agreement, review and discuss strategies and detailed plans (and progress against such plans) for the Development and Manufacture of Licensed Product in the Field and any Substantive Amendments (as defined below) to any such plans, as well as a more high-level review and discussion of the Commercialisation Plan;

(2)                                 review and discuss the high-level budgeted costs for Development and Manufacturing and actual spendings against such budgeted costs for each Calendar Quarter;

(3)                                 approve [***] the Development Plan, Manufacturing Plan and Technology Transfer Plan and (to the extent provided in this Agreement) any Commercialisation Plan for the subsequent Calendar Year, including budget and timelines, and subsequently during such Calendar Year approve any proposed Substantive Amendments to such plans;

(4)                                 discuss and approve any extension of any of the Development Diligence Milestone deadlines provided for in Clauses 4.3(A)(1) and 4.3(A)(2), or any suspension of any Development Diligence Milestone as provided for in Clause 4.3(A)(4);

(5)                                 discuss and approve any proposal to Develop the [***] and the Development Plan for such [***];

(6)                                 discuss and determine the need for any Third Party IPR licences, as provided for in Clause 6.8;

(7)                                 discuss and approve the need to use any platform technologies Controlled by Genmab, as set out in Clause 1.64, for the Development or Commercialisation of Licensed Product as contemplated in this Agreement;

(8)                                 discuss and approve [***];

(9)                                 discuss and approve [***]

(10)                          appoint sub-committees as appropriate to facilitate coordination and cooperation between the Parties or otherwise to further the purposes of this Agreement [***];

(11)                          discuss any dispute between the Parties as to whether a milestone payment has been triggered;

(12)                          serve as the first forum for the settlement of disputes or disagreements that are unresolved by the Development Committee, unless otherwise indicated in this Agreement;

(13)                          discuss and approve any proposed extension of the Development Committee Term;

(14)                          review and approve any Development Costs in excess of [***] percent [***]%) prior to payment in accordance with Clause 5.4(A); and

(15)                          perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

For the purposes of the foregoing:

(i)                                     the term “Substantive Amendment” means any change to the Development Plan or the Manufacturing Plan other than a Non-Substantive Amendment, such as:  (i) the addition to the Development Plan of any new Clinical Study, (ii) the deletion of any Clinical Study from the Development Plan, (iii) any amendment which is likely to result in a delay to any time-specific action forming part of the Development Plan or the Manufacturing Plan of more than six (6) months, and (iv) any other amendment which has any substantial effect on the timing, quality or costs of the activities thereby affected; and

(ii)                                  the term “Non-Substantive Amendment” means any change to the Development Plan (such as protocol design changes, including for example, change of endpoints due to new information/learnings that could not have been foreseen at the time of preparing the Development Plan) or the Manufacturing Plan, which has no adverse consequences in terms of the timing or quality of the planned Development or Manufacturing and does not result in a change in any specific part (set forth as a line item) of the applicable budget of more than [***] percent [***]%).  For the avoidance of doubt, “Non-Substantive Amendments” exclude all Substantive Amendments.

(D)                               The JSC shall at its first meeting establish its procedures of operation, which it may vary as it thinks fit, but in default of such procedures being established, Clause 5.1(C) shall apply.  The JSC may not vary or amend any term of this Agreement unless expressly empowered to do so by this Agreement.

(E)                                JSC Chairperson and Meetings Procedures.  [***].  The chairperson shall establish the timing and agenda for all JSC meetings upon mutual consent of the Parties and shall send notice of such meetings, including the agenda therefor, to all JSC members; provided, however, either Party may request that specific items be included in the agenda and may request that additional meetings be scheduled as needed.  The location of regularly scheduled JSC meetings shall alternate between the offices of the Parties, unless otherwise agreed.  The first JSC meeting shall be held at [***] offices.  Meetings may be held in person, telephonically or by video conference.  At least [***] per Calendar Year shall be in person.  Each Party will bear its own costs associated with holding and attending JSC meetings.  A quorum of at least [***] appointed by each Party shall be present at or shall otherwise participate in each JSC meeting.  The Party hosting any JSC meeting shall appoint a representative (who need not be a member of the JSC) to attend the meeting and record the minutes of the meeting in writing.  Such minutes shall be circulated to the other Party’s Alliance Manager no later than [***] calendar days following the meeting for review, comment and approval of the other Party.  If no comments are received within [***] calendar days of the receipt of the minutes by a Party, unless otherwise agreed, they shall be deemed to be approved by such Party.  Furthermore, if the Parties are unable to reach agreement on the minutes within [***] calendar days of the applicable meeting, the sections of the minutes that have been mutually agreed between the Parties by that date shall be deemed approved and, in addition, each Party shall record in the same document its own version of those sections of the minutes on which the Parties were not able to agree.

(F)                                 JSC Decision Making.  The representatives from each Party shall collectively have one vote in decisions, with (as a general principle) decisions made by unanimous vote unless expressly stated to the contrary in this Agreement, or as agreed by the JSC by previous unanimous vote.  In the event that the JSC members do not reach consensus with respect to a matter that is within the purview of the JSC, Janssen shall have the final decision, save in relation to:  (i) any proposed amendment to Genmab’s activities under the Development Plan or the Manufacturing Plan, which may be subject to Genmab’s prior written consent as provided for in Clause 4.4(D); (ii) where the members of the JSC cannot agree on the achievement of a milestone payment triggering event, or (iii) any proposed approval of excess costs pursuant to Clause 5.4(A), in which case the disagreement shall be resolved by the Parties under the terms of Article 14 of the Agreement.

5.2                               Development Committee

(A)                               Establishment of the Development Committee.  The JSC shall establish a Development Committee, no later than [***] calendar days after the Closing Date to coordinate and implement all activities for the Development and Manufacturing of Licensed Product in the Field according to the Development Plan, the Manufacturing Plan and the Technology Transfer Plan and as provided in this Clause 5.2.  One representative from each Party shall be designated as that Party’s “Development Committee Leader” to act as the primary Development Committee contact for that Party.  The Development Committee shall consist of such number of representatives of each Party as are reasonably necessary to accomplish the goals of the Development Committee hereunder.  Either Party may replace any or all of its representatives at any time upon notice to the other Party.

(B)                               Development Committee Responsibilities.  The Development Committee shall perform the following functions:

(1)                                 oversee and manage the work under, monitor the progress of, and implement the Development Plan, the Manufacturing Plan and the Technology Transfer Plan, including compliance with budget and timelines;

(2)                                 develop an overall strategy and detailed plans for the Development and Manufacturing of Licensed Product for review by the JSC;

(3)                                 formulate any Substantive Amendments to the Development Plan (including allocation of Development activities between the Parties) and the budget for review and approval by the JSC;

(4)                                 make recommendations for further Development of Licensed Product, including Development of Licensed Product for indications that are not contemplated in the Development Plan as of the Execution Date;

(5)                                 review forecasts of Clinical Supplies requirements for Development of Licensed Product, review the supply of Licensed Product for Development, and formulate any Substantive Amendments to the Manufacturing Plan (including allocation of Manufacturing activities between the Parties) for review and approval by the JSC;

(6)                                 discuss and approve any Non-Substantive Amendments (as defined in Clause 5.1(C)) to the Development Plan and the Manufacturing Plan that involve performance by Genmab;

(7)                                 discuss and exchange information regarding the conduct of ongoing Clinical Studies;

(8)                                 exchange information regarding Licensed Product and facilitate cooperation and coordination between the Parties relating to Development and Manufacture of Licensed Product as they exercise their respective rights and meet their respective obligations under the Development Plan, the Manufacturing Plan and this Agreement;

(9)                                 provide status updates to the JSC regarding Development and Manufacturing activities; and

(10)                          perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

(C)                               The Development Team may designate subteams as appropriate to facilitate coordination and cooperation in key areas (including, without limitation, in connection with manufacturing of Licensed Product under the Manufacturing Plan and/or the transfer of Manufacturing responsibilities to Janssen thereunder).

(D)                               Development Committee Procedures.  [***].  The chairperson shall establish the timing and agenda for all Development Committee meetings upon mutual consent by the Parties and shall send notice of such meetings, including the agenda therefor, to all Development Committee members; provided, however, either Party may request that specific items be included in the agenda and may request that additional meetings be scheduled as needed.  The Development Committee will meet at least [***] or as agreed by the Development Committee.  [***]  Thereafter, the location of regularly scheduled Development Committee meetings shall alternate between the offices of the Parties, unless otherwise agreed.  Meetings may be held in person, telephonically or by video conference.  At least [***] per Calendar Year shall be in person.  Each Party will bear its own costs associated with holding and attending Development Committee meetings.  A quorum of [***] the Development Committee members appointed by each Party shall be present at or shall otherwise participate in each Development Committee meeting.  The Party hosting the meeting shall appoint a representative to attend the meeting and record the minutes of the meeting in writing.  Such minutes shall be circulated to the other Party’s Alliance Manager no later than [***] calendar days following the meeting for review, comment and approval by the other Party.  If no comments are received within [***] calendar days of the minutes’ receipt by a Party, unless otherwise agreed, they shall be deemed to be approved by such Party.  Furthermore, if the Parties are unable to reach agreement on the minutes within [***] calendar days of the applicable meeting, the sections of the minutes which have been mutually agreed between the Parties by that date shall be deemed approved and, in addition, each Party shall record in the same document its own version of those sections of the minutes on which the Parties were not able to agree.

(E)                                Development Committee Decision Making.  As a general principle, the Development Committee will operate by consensus, with each Party collectively having one (1) vote.  In the event that the Development Committee members do not reach consensus with respect to a matter that is within the purview of the Development Committee within [***] calendar days after they have met and attempted to reach such consensus, such matter shall be presented to the JSC for resolution.

(F)                                 Duration of Development Committee Operations.  The Development Committee will be in existence commencing upon its date of formation and shall continue in existence until the date on which both Parties have completed all their activities as provided for in the Development Plan as of the Execution Date, unless the JSC agrees to extend the term further (such period, the “Development Committee Term”).

5.3                               Alliance Managers.  No later than [***] days after the Closing Date, each Party shall nominate one Alliance Manager to act as a central contact for that Party, to whom any relevant queries and comments, reports and plans relating to the Development, Manufacturing and/or Commercialisation of Licensed Product in the Field can be addressed by the other Party throughout the Term of this Agreement and who will ensure that such queries and comments are further directed within his/her organisation appropriately and promptly to ensure efficient communication and cooperation between the Parties.  Either Party may replace its Alliance Manager at any time upon written notice to the other Party.  Alliance Managers would be expected to attend all meetings of the JSC, unless otherwise agreed by the Parties, and will attend other committee, team and subteam meetings at their discretion.

5.4                               Accounting and Financial Reporting.  The Parties will each appoint one (1) representative with expertise in the areas of accounting, cost allocation, budgeting and financial reporting no later than [***] calendar days after the Closing Date.  Such financial representatives shall work under the direction of the JSC.

(A)                               Genmab’s costs.  The Parties’ financial representatives shall provide services to and consult with the Development Committee during the Collaboration Term in order to address the financial, budgetary and accounting issues which arise in connection with the work that Genmab is to perform under the Development Plan, the Manufacturing Plan and the Technology Transfer Plan and which will be charged to Janssen.  Within [***] calendar days of the end of each Calendar Quarter during the Collaboration Term, the financial representatives shall review the actual costs incurred by Genmab during the prior Calendar Quarter in connection with the performance of its activities under the Development Plan, Manufacturing Plan and the Technology Transfer Plan, and prepare a report for the Development Committee comparing these costs to the budgeted costs set forth in the applicable plan budget.  Also, any reimbursement requested by Genmab in excess of [***] percent [***] of annual budgeted Development Costs for such activities to be performed by Genmab under the Development Plan or Manufacturing Plan shall be subject to JSC review and approval prior to payment.  The JSC shall approve such excess costs as Development Costs to be reimbursed to Genmab as long as such excess costs can reasonably be demonstrated to relate to activities performed in accordance with the Development Plan or Manufacturing Plan.  Further, any Development Costs which were included in the budget for either of such plans from a prior Calendar Year, but not incurred in such Calendar Year due to a delay in the planned activities to be performed by Genmab pursuant to the Development Plan or Manufacturing Plan and thereby transferred to the subsequent Calendar Year shall not be considered as excess costs, and the budget for the subsequent Calendar Year shall be adjusted accordingly.  Likewise, in case any planned activities to be performed by Genmab pursuant to the Development Plan or Manufacturing Plan are included in the budget for the subsequent calendar year, but performed ahead of the plans in the prior Calendar Year shall not be considered as excess costs, and the budget for the prior Calendar Year shall be adjusted accordingly to include such Development Costs..

(B)                               Janssen’s royalty forecasts.  Throughout the Term of the Agreement, Janssen’s financial representative shall, no later than [***] each Calendar Year, provide Genmab with [***]

Each financial representative may be replaced at any time by the represented Party by providing notice thereof to the other Party.  The financial representatives will meet as they or the Development Committee or JSC, as applicable, may agree is appropriate.  The financial representatives shall agree upon the timing and agenda for all regular meetings.  The location of regularly scheduled meetings shall alternate between the offices of the Parties, unless otherwise agreed.  Meetings may be held in person, telephonically or by video conference.  One of the financial representatives shall record the minutes of the meeting in writing.  Such minutes shall be circulated to the other financial representative within [***] calendar days of the meeting for review, comment and approval.  If no comments are received within [***] calendar days of the minutes’ receipt by such financial representative, unless otherwise agreed, they shall be deemed to be approved by such financial representative.  If the Parties are unable to reach agreement on the minutes within [***] calendar days of the applicable meeting, the sections of the minutes which have been mutually agreed between the Parties by that date shall be deemed approved and, in addition, each Party shall record in the same document its own version of those sections of the minutes on which the Parties were not able to agree.  Following their approval, the minutes shall be provided to each Party’s Alliance Manager as well as to the chairperson of the JSC.

6.                                      Financial Terms

6.1                               License Fee.  In partial consideration for the rights and licenses granted by Genmab to Janssen under this Agreement, Janssen shall pay, or cause to be paid, to Genmab within [***] of the Closing Date, $55,000,000 (fifty five million US dollars).  Such amount shall be non-refundable and non-creditable against any further amounts owed by Janssen to Genmab.

6.2                               Development Milestone Payments.  Subject to the terms and conditions of this Agreement, in partial consideration for the rights and licenses granted by Genmab to Janssen hereunder, Janssen shall pay, or cause to be paid, to Genmab each of the following nonrefundable, non-creditable payments upon the achievement of each of the following milestone events by or on behalf of Janssen, its Affiliates or its sublicensees with respect to Licensed Product.  For the avoidance of doubt, the milestone payments listed below shall be made only upon the first occurrence of the applicable milestone event with respect to each Licensed Product, and shall not be paid on any subsequent occurrence of the same event with respect to the same Licensed Product.  If Janssen discontinues Development [***], Janssen shall be obligated to pay only the remaining milestones not achieved by [***].

(A)                               [***] Development milestones.  In respect of each Licensed Product:

Milestone Event	Milestone payment
[***]	[***	]

[***]

(B)                               [***] Development milestones.

Milestone Event	Milestone payment
[***]	[***	]

[***]

6.3                               Sales Milestone Payments.  Subject to the terms and conditions of this Agreement, in partial consideration for the rights and licenses granted by Genmab to Janssen hereunder, Janssen shall pay, or cause to be paid, to Genmab each of the following non-refundable, non-creditable payments upon the first achievement of the corresponding event:

Net Sales of all Licensed Product in the Territory in any Calendar Year		Milestone payment
(1)	$500,000,000 (five hundred million US dollars)]	$25,000,000 (twenty five million US dollars)
(2)	$1,000,000,000 (one billion US dollars)	$50,000,000 (fifty million US dollars)
(3)	$2,000,000,000 (two billion US dollars)	$75,000,000 (seventy five million US dollars)
(4)	$2,500,000,000 (two and a half billion US dollars)	[***]
(5)	$3,000,000,000 (three billion US dollars)	[***]

The above milestone payments are cumulative, such that once a given milestone is reached all of the preceding milestone payments will become due unless they have already been paid.

6.4                               Notification and Payment of Milestone Payments.  Janssen shall notify Genmab promptly in writing (and in any event within [***] Business Days) of the achievement of any [***] milestone event.  Genmab shall then invoice Janssen in accordance with the invoice procedure set forth in Clause 6.10(D) for the payment associated with the milestone event.  The milestone payments set forth in Clauses 6.2 and 6.3 above will be made within [***] calendar days after the date of Genmab’s invoice; provided that if Genmab becomes aware of the genuine achievement of a milestone prior to Janssen’s notice, Genmab may issue an invoice at that time which is related to the genuine achievement of the relevant milestone and the relevant milestone payment set forth above will be made within [***] calendar days after the date of Genmab’s invoice.

6.5                               Royalties.

(A)                               Royalty Amount.  Subject to the terms and conditions of this Agreement, during the Royalty Term (as defined below), in partial consideration for the rights and licenses granted to Janssen by Genmab hereunder, Janssen shall make royalty payments to Genmab on annual Net Sales of Licensed Product as described in this Clause 6.5(A).  Royalties due on Net Sales of Licensed Product hereunder shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis, commencing on the date of the First Commercial Sale of such Licensed Product in such country and expiring on the later of:  (i) thirteen (13) years thereafter; or (ii) the expiration (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable statutes or regulations in the respective countries, such as patent extension laws in countries which are similar to the Drug Price Competition and Patent Term Restoration Act of 1984 in the United States, including without limitation any supplementary protection certificates (“SPCs”)) or invalidation of the last remaining Valid Claim within the Product Patents in effect in such country that, but for the licenses granted hereunder, would be infringed by the import, use, manufacture, offer to sell or sale of a Licensed Product in the Field in such country (such period, the Royalty Term).  Royalties on such Net Sales in a given Calendar Year shall be calculated as follows:

(1)                                 On that part of Calendar Year aggregate Net Sales throughout the Territory up to and including $750,000,000 (seven hundred and fifty million US dollars), a royalty equal to twelve percent (12%) of such Net Sales;

(2)                                 On that part of Calendar Year aggregate Net Sales throughout the Territory exceeding $750,000,000 (seven hundred and fifty million US dollars) up to and including $1,500,000,000 (one and a half billion US dollars), a royalty equal to thirteen percent (13%) of such Net Sales;

(3)                                 On that part of Calendar Year aggregate Net Sales throughout the Territory exceeding $1,500,000,000 (one and a half billion US dollars) up to and including $2,000,000,000 (two billion US dollars), a royalty equal to sixteen percent (16%) of such Net Sales;

(4)                                 On that part of Calendar Year aggregate Net Sales throughout the Territory exceeding $2,000,000,000 (two billion US dollars) up to and including $3,000,000,000 (three billion US dollars), a royalty equal to eighteen percent (18%) of such Net Sales; and

(5)                                 On that part of Calendar Year aggregate Net Sales throughout the Territory exceeding $3,000,000,000 (three billion US dollars), a royalty equal to twenty percent (20%) of such Net Sales.

(B)                               Adjustment of Royalty Rate.  On a Licensed Product-by-Licensed Product and country-by-country basis, the royalty rates set forth in Clause 6.5(A) applicable to the sale of Licensed Product in such country shall be reduced by:

(1)                                 [***] percent [***], if Clause 6.5(B)(2) does not apply and during the Royalty Term there is no, or there ceases to be any, Valid Claim within the Product Patents in effect in such country that, but for the licenses granted hereunder, would be infringed by the import, use, manufacture, offer to sell, or sale of such Licensed Product in such country, and such reduced royalty rate shall be the new royalty rate in effect in such country;

(2)                                 [***] percent [***], if during the Royalty Term, regardless of whether a Valid Claim exists in such country, a Biosimilar Entry occurs in such country, but only for as long as such Biosimilar is available for sale in such country.  In the event that Janssen, its Affiliates and/or sublicensees are awarded and have received damages (e.g., without limitation, for lost profits and/or a reasonable royalty) for infringement of a Valid Claim with respect to such Biosimilar, Genmab shall receive [***] percent ([***]) of any such damages awarded and received.

(C)                               No Deduction.  Except as provided in Clauses 6.5(B), 6.8(A) and 6.8(B), and subject always to the reduced royalty rate cap set out in Clause 6.8(C), Janssen shall not be entitled to make any deduction from the royalties payable to Genmab hereunder.

6.6                               [***].  As full and complete consideration for the grant of the sublicense under the [***], Janssen shall pay, or cause to be paid, to [***] or to Genmab (as applicable) any and all [***] due to be paid by Genmab to [***] under the [***] for or arising in respect of or due on either the granting of such sublicense, or in connection with any activities of the Parties under the Development Plan or the Manufacturing Plan or to sales of Licensed Product by Janssen, its Affiliates or sublicensees under this Agreement.  Where any payment is due to [***] either from Genmab or from Janssen in accordance with the provisions of this Clause, [***].

6.7                               [***] Agreement.  As full and complete consideration for the grant of the sublicense under the [***], Janssen shall pay, or cause to be paid, to Genmab any [***] due to be paid by Genmab to [***] under the [***] for or arising in respect of or due on the granting of such sublicense.  All amounts due pursuant to this Clause 6.7 shall be paid by or on behalf of [***].

6.8                               Third Party Patent Royalty Offset.

(A)                               Known Third Party IPR. Without any admission whatsoever of any liability to any Third Party in connection therewith, as between the Parties:

(1)                                 Janssen shall be solely responsible for [***], as have been expressly identified by the Parties, in connection with the activities undertaken by or on behalf of [***] in accordance with the terms of this Agreement or as otherwise approved by the JSC as provided hereunder, or otherwise in connection with the Manufacture, Development and/or Commercialisation of Licensed Product by Janssen as contemplated in this Agreement. For the avoidance of doubt, except as set forth below with respect to [***] any such payments [***]

(2)                                 [***]

(3)                                 In the event that Janssen, its Affiliates or sublicensees takes actions to [***], Janssen shall consult with Genmab in good faith and give due consideration to any reasonable comments of Genmab in connection with [***]

(4)                                 For the avoidance of doubt, Janssen agrees to [***]

(B)                               Other Third Party IPR.  Janssen shall be solely responsible for obtaining any licenses to, and paying compensation for the use of, any Patent Rights and [***] Intellectual Property Rights owned or controlled by Third Parties that are not specifically licensed or sublicensed hereunder to Janssen or not otherwise expressly identified by the Parties [***] and are necessary for the Manufacture, Development and/or Commercialisation of Licensed Product as contemplated in this Agreement.  If, without any admission whatsoever of any liability to any Third Party in connection therewith, the JSC determines that a license under such Third Party IPR [***] is necessary for the Manufacture, Development and/or Commercialisation of Licensed Product as contemplated in this Agreement in any country in the Territory, Janssen shall, subject to Clause 6.8(C), be entitled to deduct from royalties otherwise payable to Genmab under Clause 6.5 in respect of Net Sales in the country or countries in respect of which it has obtained such license, [***] percent [***] of any royalty payments made by Janssen, its Affiliates or sublicensees to such Third Party pursuant to such license in the relevant period in respect of sales of Licensed Product in such country or countries (with the exception, for the avoidance of doubt, of any sublicenses under Clause 6.6 or 6.7 and any licenses obtained under Clause 4.15).

(C)                               Reduced Royalty Rate Cap.  On a Licensed Product-by-Licensed Product and country-by-country basis, in no event will the royalty payable to Genmab on Net Sales of Licensed Product under Clause 6.5 be reduced as a result of the aggregate effect of the application of Clauses 6.8(A)(2), 6.8(A)(3) and/or 6.8(B) alone or in combination with Clause 6.5(B) to such an extent that the effective royalty rate applicable to such Net Sales would be reduced below:

(1)                                 [***] percent ([***]%), in the event that Clause 6.5(B) does not apply; and

(2)                                 [***] percent ([***]%), in the event that either Clause 6.5(B)(1) or Clause 6.5(B)(2) applies.

(D)                               Janssen shall use its Commercially Reasonable Efforts to ensure that any rights that Janssen, its Affiliates or sublicensees obtain under any Third Party IPR in connection with Licensed Product shall be assignable or sublicensable to Genmab or any successor in title of Genmab, at Genmab’s or its successor’s request, in the event that Janssen’s rights to Develop, Manufacture and Commercialise Licensed Product hereunder revert to Genmab upon early termination of this Agreement in accordance with its terms.

(E)                                Except as otherwise expressly provided in this Agreement, all costs incurred by Genmab or its Affiliates in relation to use of Third Party IPR for the purposes of this Agreement (“Third Party IPR Payments”) shall be reimbursed to Genmab by Janssen by following the procedure set forth in Clause 6.10(D).

6.9                               Payment of Royalties.

(A)                               Royalties.  Simultaneous with the delivery of the report described in Clause 6.10(B)(1) hereof and pursuant to the invoice procedure set forth in Clause 6.10(D), Janssen shall pay all royalties earned pursuant to Clause 6.5 in the preceding Calendar Quarter.  All such payments shall be made in U.S. Dollars.

(B)                               Royalties Payable Pursuant to [***].  Simultaneous with the delivery of the statement described in Clause 6.10(B)(2) hereof, Janssen shall pay or cause to be paid, to [***] at such place as [***] may from time to time designate all royalties due to [***] in respect of such sales under the [***].  Janssen shall make payment of all sums due under the [***].  If [***] requires such payment to be made direct from Genmab, Janssen will instead make such payment to Genmab simultaneous with the delivery of the statement described in Clause 6.10(B)(2).

6.10                        Other provisions relating to payments.

(A)                               Single Royalty.  Nothing herein contained shall obligate Janssen and/or its Affiliates to pay or cause to be paid to Genmab more than one royalty on any unit of Licensed Product, irrespective of how many Licensed Patents may cover such Licensed Product.

(B)                               Report of Royalties.

(1)                                 Royalty Report.  Within [***] calendar days of the end of each Calendar Quarter during which royalties are payable pursuant to Clause 6.5 with respect to Licensed Product (including, for each Licensed Product in each country, the [***] calendar day period following the end of the Calendar Quarter in which the Royalty Term for such Licensed Product in such country terminates), Janssen shall deliver to Genmab a written report showing its computation of royalties due under Clause 6.5 on Net Sales during such Calendar Quarter (“Royalty Report”).  Each such Royalty Report shall set forth:  (i) the calculation of royalty-bearing Net Sales of Licensed Product by Janssen, its Affiliates and its sublicensees, if applicable, during the preceding Calendar Quarter [***]; (ii) the currency conversion rate used and the US dollar-equivalent of such Net Sales; and (iii) the calculation of royalties thereon.  Furthermore, as soon as reasonably practicable, but in any event no later than [***] Business Days after each Calendar Quarter referred to above, Janssen shall provide Genmab with a “flash sales report” in order to give Genmab an indication of the magnitude of the royalties that are likely to be due to it pursuant to the applicable Royalty Report.  Such “flash sales report” shall be provided as a courtesy estimate only and shall not be used as a basis of comparison against actual royalties due or be considered binding in any way.  Royalty Reports and “flash sales reports” hereunder hereunder shall be deemed to be “Confidential Information” of Janssen subject to the terms and conditions of Article 8 hereof.

(2)                                 Royalty Report Pursuant to [***].  Janssen shall prepare a statement in respect of each Calendar Quarter which shall show for the quarter in question details of sales of Licensed Product and royalty due and payable to [***] thereon pursuant to Clause 6.6.  Janssen will submit such statement to [***] (with a copy to Genmab) within [***] calendar days of the end of each Calendar Quarter (or, where [***] requires payment of royalty directly from Genmab as described in Clause 6.9(B), Janssen shall submit such statement to Genmab within [***] calendar days of the end of each Calendar Quarter).  [***]

(C)                               Currency exchange and restrictions.  Save as provided to the contrary in this Agreement, all payments due to Genmab under this Agreement shall be made in US dollars to the credit of a bank account to be designated in writing by Genmab.  Conversion into US dollars of any amounts which have been paid to Janssen or its Affiliates or sublicensees in any other currency shall be expressed in the US dollar equivalent calculated by applying the Currency Hedge Rate determined as follows:

(1)                                 For the upcoming Calendar Year, Janssen shall obtain a Currency Hedge Rate(s) to be used for the local currency of each country of the Territory from its parent, Johnson & Johnson, and shall provide details of such Currency Hedge Rate(s) in writing to Genmab not later than [***] calendar days after the Currency Hedge Rate(s) are available from Johnson & Johnson, [***].  In any event, Janssen shall provide Genmab with the Currency Hedge Rate(s) for the subsequent Calendar Year by no later than [***].  Such Currency Hedge Rate(s) will remain constant throughout the upcoming Calendar Year.

(2)                                 Janssen will disclose Net Sales in its original reporting currency and the US dollar exchange rate used for any reports required to be provided under this Article 6.

(3)                                 If, by reason of applicable Laws or regulations in any country in the Territory, it becomes impossible or illegal for Janssen or any of its Affiliates or sublicensees to move revenues related to Licensed Product out of such country, Janssen will promptly notify Genmab of the conditions preventing such transfer, and royalties on the affected Net Sales shall, in lieu of payment under Clause 6.9, be deposited in local currency in the relevant country to the credit of Genmab in a recognized banking institution in such county designated by Genmab or, if none is designated by Genmab within a period of [***] calendar days, in a recognized banking institution in such county selected by Janssen or its Affiliates or sublicensees, as the case may be, and identified in a written notice given to Genmab.  Any costs connected with this Clause 6.10(C)(3) shall be borne by Janssen.

(D)                               Invoice Procedure Regarding Payments From Janssen to Genmab.  Any costs or payments to be invoiced to Janssen by Genmab pursuant to this Agreement shall be payable to Genmab within [***] calendar days from the date an invoice in respect of the same is received by Janssen, and Janssen shall pay, or cause to be paid, to Genmab, by wire transfer or electronic fund transfer to the credit of the bank account to be designated in writing by Genmab.  All such invoices must reference a valid Purchase Order (PO) Number which Janssen shall provide to Genmab within [***] calendar days after the Execution Date and invoices shall include the nature and amount of Development and/or Manufacturing services rendered or deliverables provided.  Genmab should provide proper support for expenses included on the invoice.  Reasonable support documents for Out Of Pocket Expenses include [***].  For FTE reimbursement, proper support includes [***].  Invoices must be sent to the Johnson & Johnson Accounts Payable Department via [***] if Genmab establishes a web invoice account or sent by postal mail to the address indicated on the PO.  Genmab can contact the Johnson & Johnson Accounts Payable Hotline at [***] in the United States with any questions related to the status of payments on invoices.  Copies of all invoices shall be sent concurrently to [***].  Janssen reserves the right to return to Genmab unprocessed and unpaid those invoices that do not reference the applicable PO Number.  [***] may act as paying agent for Janssen under this Agreement.

(E)                                Withholding Taxes.  Save as provided to the contrary in this Agreement, any taxes, levies or other duties paid or required to be withheld or deducted under the appropriate Laws by one of the Parties on account of monies payable to the other Party under this Agreement shall be deducted from the amount of monies otherwise payable to the other Party under this Agreement.  Any such tax required to be withheld will be an expense of and borne by the receiving Party.  The withholding Party shall secure and send to the other Party within a reasonable period of time proof of any such taxes, levies or other duties paid or required to be withheld by the withholding Party for the benefit of the other Party.  The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld by either Party are reduced in an amount to the fullest extent permitted by Law.  Any penalties or other charges imposed by a governmental authority as a result of a failure by the withholding party to pay such taxes, levies or other duties shall be the responsibility of the withholding party.  The other Party will give the withholding Party any information necessary to determine such taxes, levies or other duties.  No deduction shall be made, or a reduced amount shall be deducted, if the other Party furnishes a document from the appropriate governmental authorities to the withholding Party certifying that the payments are exempt from such taxes, levies or other duties or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation.

(F)                                 VAT.  All sums payable under or pursuant to this Agreement are exclusive of VAT.  Accordingly, where any taxable supply for VAT purposes is made under or in connection with this Agreement by one Party to the other, the recipient of that supply shall, in addition to any payment for that supply, pay to the supplier such VAT as is chargeable in respect of the supply at the same time as payment is due or in any other case when demanded by the supplier.

(G)                               Interest on Late Payments.  If a Party shall fail to make a payment pursuant to this Agreement when due, any such late payment shall bear interest, to the extent not prohibited by Law, at the annual rate of [***] percent [***] per annum above LIBOR, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue.

6.11                        Records.

(A)                               Janssen Records.  Janssen and its Affiliates, sublicensees and distributors shall maintain accurate books and records which enable the verification of the calculation of royalties payable hereunder, and of royalties payable by Genmab to [***] under the [***] with respect to the sale by Janssen, its Affiliates, sublicensees and distributors of Licensed Product.  Janssen and its Affiliates, sublicensees and distributors shall retain the books and records for each quarterly period for at least [***] years after the submission of the corresponding report under Clause 6.10(B).

(B)                               Genmab Records.  Genmab shall maintain for at least [***] years accurate books and records which enable the verification of Development Costs incurred by Genmab, and any other payment made, or cost incurred, by Genmab for which Janssen is responsible for reimbursement under this Agreement.

(C)                               Audit.  Upon [***] calendar days prior notice from a Party (the “Auditing Party”), independent accountants selected by the Auditing Party (and who shall have agreed to be bound by written confidentiality obligations no less protective than those set forth in Article 8, or as otherwise agreed by the audited Party and such accountants), and approved by the other Party, with such approval not to be unreasonably withheld, may have access to the books and records of the other Party and its Affiliates, sublicensees and distributors, as appropriate, during normal business hours to conduct a review or audit for the purpose of verifying:  (i) in the case of Janssen, the accuracy of Janssen’s and its Affiliates’ payments pursuant to this Agreement; and (ii) in the case of Genmab, the accuracy of Development Costs and any other FTE Costs and Out of Pocket Expenses incurred by Genmab or its Affiliates and other payment made, or cost incurred, by Genmab or its Affiliates for which Janssen is responsible for reimbursement under this Agreement.  Such review or audit shall not be conducted more frequently than once every [***] unless any review or audit performed under this Clause reveals any under or over-payment hereunder by more than [***] percent [***] for any Calendar Year.  Genmab and Janssen shall mutually determine a general strategy for such review or audit in advance of its conduct.  Said accountants shall not disclose to the Auditing Party any information except that which should properly be contained in a royalty report required under this Agreement.  The non-Auditing Party shall receive a copy of any report issued by the auditors concurrently with receipt by the Auditing Party.  All information contained in any such report shall be deemed to be “Confidential Information” of the non-Auditing Party, subject to the terms and conditions of Article 8 hereof.  If any review or audit performed under this Clause 6.11(C) shall indicate that any payment due hereunder was underpaid, the underpaying Party shall promptly pay to the other Party the amount of such underpayment, together with interest thereon from the date such underpayment was due, or overpayment made, at the annual rate of [***] percent [***] per annum above LIBOR, assessed from the thirty first (31st) day after the due date of the payment.  If any review or audit performed under this Clause shall indicate that any payment due hereunder was overpaid, the Auditing Party shall promptly pay to the non-Auditing Party the amount of such overpayment.  If any review or audit performed under this Clause shall indicate that any payment hereunder was in error to the Auditing Party’s detriment by more than [***] percent [***] for any Calendar Year, the non-Auditing Party shall pay the cost of such audit.

(D)                               [***] Audit.  Janssen shall make available for inspection upon reasonable notice, at all reasonable times during business hours, by [***] or its duly authorised representative (who shall in each case have agreed to be bound by written confidentiality obligations no less protective than those set forth in Article 8, or as otherwise agreed by Janssen and [***] or such representative), the books and records of Janssen that are necessary to verify the calculation of [***] payable to [***] under the [***].

7.                                      Intellectual Property Rights

7.1                               Disclosure of Collaboration Technology.  Each Party shall promptly inform the other Party in writing of any Collaboration Technology conceived, discovered, developed or otherwise made or reduced to practice by or on behalf of such Party, either alone or jointly with others, in the performance of this Agreement.

7.2                               Ownership of Technology.

(A)                               As between the Parties, Genmab shall own and retain all right, title and interest in and to the [***] (including, without limitation [***]).

(B)                               Subject to Clause 7.3, as between the Parties, Janssen shall own and retain all right, title and interest in and to the [***]. For the avoidance of doubt, as between the Parties, Janssen shall also own and retain all right, title and interest in and to [***].

7.3                               Ownership of Mice Materials and Mice Related Technology.  Genmab shall own and retain all right, title and interest in and to [***].

7.4                               Assignment.

(A)                               Subject to Clauses 7.3 and 7.5(C)(2), to the extent that any Janssen Collaboration Technology is [***]

(B)                               Each of Genmab and Janssen shall require all of its and its Affiliates’ directors, officers and employees, [***] involved in the performance of this Agreement or who otherwise receive materials or Know-How related to Licensed Product from a Party, are engaged on terms and enter into any assignments and assume any other obligations which are necessary in order to vest any and all Intellectual Property Rights developed, made or conceived by such directors, officers, employees [***] in the performance or the furtherance of this Agreement in Genmab and/or Janssen according to the ownership principles described in Clause 7.2.

7.5                               Filing, Prosecution, Maintenance and Defence of Licensed Patents.

(A)                               Licensed Patents.  Subject to Clauses 7.5(C)(1) and 7.5(D) below, [***] shall have the sole right and responsibility for filing, prosecuting, maintaining and defending the Licensed Patents, [***].  [***] shall provide [***] with timely copies of all material communications to and from the applicable patent offices concerning prosecution of the Licensed Patents, provide [***] the opportunity, reasonably in advance of any filing deadlines, to comment thereon and consult with [***] about, and consider in good faith the requests and suggestions of [***] concerning, such prosecution.

(B)                               Janssen Collaboration Patents.  Subject to Clause 7.5(C)(2) below, [***] shall have the sole right and responsibility for filing, prosecuting, maintaining and defending the Janssen Collaboration Patents, [***].  [***] shall provide [***] with timely copies of all material communications to and from the applicable patent offices concerning prosecution of the Janssen Collaboration Patents, provide [***] the opportunity, reasonably in advance of any filing deadlines, to comment thereon and consult with [***] about, and consider in good faith the requests and suggestions of [***] concerning, such prosecution.

(C)                               Failure to file, prosecute or maintain Patent Rights.

(1)                                 In the event that [***] decides [***] during the Term, [***] shall notify [***] and [***] of such decision at least [***] calendar days prior to [***] relating to such activities.  If [***] does not exercise its rights under [***] to [***] then [***] shall have the right, but not the obligation, to assume responsibility for [***].  If [***] does elect to pursue [***] then it shall notify [***] of such election, and [***] shall execute such documents of transfer or assignment and perform such acts as may be reasonably necessary to preserve and transfer to [***].  Thereafter such [***] shall [***].  The foregoing shall not apply to the extent that [***].  In respect of any patent transferred to [***] pursuant to this Clause 7.5(C)(1), [***] will grant to [***] a [***]

(2)                                 In the event that [***] decides [***] during the Term, [***] shall notify [***] of such decision at least [***] calendar days prior to [***], and [***] shall thereafter have the right, but not the obligation, to assume responsibility for [***].  If [***] does elect to pursue [***], then it shall notify [***] of such election, and [***] shall execute such documents of transfer or assignment and perform such acts as may be reasonably necessary to preserve and transfer to [***].  Thereafter such [***] shall [***].

(D)                               Controlled Patents.  [***].

(E)                                Patent Term Extensions.  Subject to the last sentence of this Clause 7.5(E), the JSC shall be responsible for determining the strategy for applying for the extension of the term of any patent included among the Genmab Existing Patents or the Licensed Genmab Collaboration Patents, such as under the “U.S. Drug Price Competition and Patent Term Restoration Act of 1984” (hereinafter the “Act”), the Supplementary Certificate of Protection of the Member States of the European Union and other similar measures in any other country.  If approved by the JSC, [***] shall apply for and use its reasonable efforts to obtain such an extension or, should the Law require [***] to so apply, [***]  In the event that the Parties cannot agree on the extension of any particular patent hereunder, [***], the matter shall be subject to dispute resolution under Article 14.

(F)                                 Patent Certification and Notices.  The JSC shall be responsible for determining the strategy with respect to certifications, notices and patent enforcement procedures under the Act and the Biologics Price Competition and Innovation Act of 2009 (hereinafter the “BPCIA”).  [***] shall cooperate, as reasonably requested by [***], in connection with the foregoing.  [***] hereby authorizes [***], in accordance with the decision of the JSC, to:  (a) provide in any BLA or in connection with the BPCIA, a list of patents which includes Licensed Patents that relate to the Licensed Product and such other information as [***] believes is appropriate; (b) except as otherwise provided in this Agreement, exercise any rights that may be exercisable by Janssen as patent owner under the Act or the BPCIA; and (c) exercise any rights that may be exercisable by [***] as reference product sponsor under the BPCIA, including, (i) providing a list of patents that relate to the Licensed Product including Licensed Patents, (ii) engaging in the patent resolution provisions of the BPCIA, and (iii) determining which patents will be the subject of immediate patent infringement action under Section 351(I)(6) of the BPCIA; provided that with respect to [***] exercise of rights under the BPCIA consistent with this Clause 7.5(F), [***] shall consult with a representative of [***] designated by [***] in writing and qualified to receive confidential information pursuant to Section 365(I) of the BPCIA with respect to [***] exercise of any rights exercisable as reference product sponsor including, but not limited to, [***]

7.6                               Enforcement and Defence of Licensed Technology

(A)                               Notice.  If either Party learns of:  (i) any actual or suspected infringement of a Licensed Patent by a Third Party; or (ii) any unauthorised use by a Third Party of Licensed Know-How; it shall promptly notify the other Party, and representatives of Janssen and Genmab shall [***].

(B)                               Infringement outside the Field.  If the actual or suspected infringement or unauthorised use referred to in Clause 7.6(A) is [***] outside the Field, as between the Parties [***] shall, [***]

(C)                               Infringement inside the Field.  If the actual or suspected infringement or unauthorised use referred to in Clause 7.6(A) is [***] inside the Field [***] shall [***] (an “Action”); provided, however, that:

(1)                                 [***] shall keep [***] informed about such Action and shall [***]

(2)                                 [***] shall not [***] without [***] prior written consent [***]

(3)                                 [***] may request that [***] join as a party [***]

(4)                                 if [***] does not intend to pursue or defend an Action, or ceases to diligently pursue such an Action, it shall promptly inform [***] and

(5)                                 any recovery from an Action prosecuted by [***] hereunder shall belong to [***] except that any such recovery shall be [***].

(D)                               Take-over right.  If:  (1) [***] informs [***] that it does not intend to prosecute an infringement Action in respect of [***] pursuant to Clause 7.6(C) or take such other action as is required or permitted under the Act or BPCIA to preserve its ability to prosecute a potential infringement Action (including but not limited to such actions as contemplated under Clause 7.5(F)(i)-(iii)); or (2) [***] has not commenced such Action within the earlier of:  (i) [***] calendar days after notice of infringement, or (ii) [***] calendar days prior to the time limit, if any, set forth under applicable law for filing such Action or taken such other action; or (3) if [***] thereafter [***] shall have the right, [***] to take appropriate action to [***] with respect to, such [***] as applicable, including [***].  In such event, [***] shall keep [***] fully informed about such Action and shall [***], and shall, [***], join as a party [***]

(E)                                Defence.  Upon notice that a Third Party has commenced any action to oppose, revoke, cancel or invalidate a [***] may (to the extent permitted by Law) defend such action.  [***] shall keep [***] fully informed about such action, shall consult with [***] without [***].  Janssen may request that [***] join as a party [***]  Where [***] shall have the right, [***], upon notice to [***] to take appropriate action to defend such [***], including taking over defence of any such action commenced by such Third Party.  In such event, [***] shall keep [***] fully informed about such action, shall consult with [***]

7.7                               Enforcement and Defence of [***]

(A)                               Notice.  If either Party learns of any actual or suspected infringement [***] by a Third Party, it shall promptly notify the other Party, and representatives of Janssen and Genmab shall [***].

(B)                               Infringement outside the Field.  If the actual or suspected infringement or unauthorised use referred to in Clause 7.7(A) is of a [***] outside the Field [***] shall, [***].

(C)                               Infringement inside the Field.  If the actual or suspected infringement or unauthorised use referred to in Clause 7.7(A) is of a [***] inside the Field [***] shall [***] (a “[***] Action”); provided, however, that:

(1)                                 [***] shall keep [***] informated about such [***] Action and shall consult with [***]

(2)                                 [***] shall not [***]

(3)                                 [***] may, to the extent permissible under applicable Law, request that [***] join as a party [***]

(4)                                 if [***] does not intend to pursue or defend a [***] Action, [***] such a [***] Action, it shall promptly inform [***] and

(5)                                 any recovery from a Janssen Action prosecuted by [***] hereunder shall [***].

(D)                               Take-over right.  If:  (1) [***] informs [***] that it does not intend to prosecute [***] Action in respect of [***] pursuant to Clause 7.7(C) or take such other action as is required or permitted under the Act or BPCIA to preserve its ability to prosecute a potential Janssen Action (including but not limited to such actions as contemplated under Clause 7.5(F)(i)-(iii)); or (2) Janssen has not commenced such [***] Action within the earlier of:  (i) [***] calendar days after notice of infringement, or (ii) [***] calendar days prior to the time limit, if any, set forth under applicable law for filing such [***] Action; or (3) if [***] thereafter [***] Action, then [***] shall (to the extent permitted by Law) have the right [***] shall not [***] without [***] prior written consent, [***].  Any recovery from a [***] Action prosecuted by [***] hereunder or the compromise or settlement thereof shall [***].

(E)                                Defence.  Upon notice that a Third Party has commenced any action to oppose, revoke, cancel or invalidate [***] may request [***] to confirm in writing that [***].  Where [***] shall have the right, [***], to [***]. If [***] does elect to [***], then it shall notify [***] of such election, and [***] shall execute such documents of transfer or assignment and perform such acts as may be reasonably necessary to preserve and transfer to [***].  Thereafter such [***] shall [***].

7.8                               Infringement of Third Party IPR.  Subject to Clause 6.8(A)(3), [***], its Affiliates or sublicensees shall be solely responsible for defending any claim that [***] infringes any patents or other IPRs of a Third Party.  [***] shall, on [***] reasonable request and [***], assist in the defence to such action [***], but shall otherwise be under no obligations in respect thereof.  All costs incurred by [***] in providing assistance to Janssen, its Affiliates or sublicensees [***] shall be [***]

8.                                      Confidentiality

8.1                               Except to the extent authorised by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any proprietary and confidential information or materials furnished to it by the disclosing Party pursuant to this Agreement (the “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

(A)                               was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party as demonstrated by contemporaneous written records;

(B)                               was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(C)                               became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(D)                               was disclosed to the receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who, to the best of receiving Party’s knowledge, had no obligation to the disclosing Party not to disclose such information to others;

(E)                                was independently developed by the receiving Party or its Affiliates without use of the Confidential Information of the disclosing Party as demonstrated by contemporaneous written records; or

(F)                                 is required by law, regulation or court order to be disclosed, provided that the receiving Party shall promptly notify the disclosing Party of any such request for disclosure and cooperate with the disclosing Party to limit any such disclosure.

8.2                               [***] (before publication) shall be considered Confidential Information of [***] (before publication) shall be considered Confidential Information of [***].  Neither Party shall make any public disclosure of any Confidential Information which comprises or contains any information which may form the subject matter of any future patent application before such patent application is filed otherwise than with the prior written consent of the applicable filing party.  In addition, all information disclosed or reports made at meetings of the Joint Steering Committee or Development Committee are considered Confidential Information.

8.3                               Authorised Use and Disclosure.  Each Party shall maintain the Confidential Information of the other Party in confidence and may use Confidential Information of the other Party only in performance of its obligations under this Agreement.  Each Party may disclose such Confidential Information to its Affiliates, sublicensees, agents, consultants or other Third Parties who need to know such Confidential Information in connection with the performance of such Party’s obligations under this Agreement and who are under an obligation of confidentiality and non-use no less strict than the obligations of this Article 8.  Each Party shall be liable for any unauthorised use or disclosure of such Confidential Information by its employees, Affiliates, sublicensees, agents, consultants or other Third Parties to which it has disclosed or transferred such Confidential Information.

8.4                               Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is necessary in connection with:

(A)                               filing or prosecuting patent applications, subject to the terms of Clause 8.2;

(B)                               prosecuting or defending litigation;

(C)                               conducting pre-clinical studies or Clinical Studies according to the Development Plan;

(D)                               seeking Regulatory Approval of Licensed Product, including Regulatory Approval of a Manufacturing facility for Licensed Product;

(E)                                complying with applicable Laws, including securities Laws and the rules of any securities exchange or market on which a Party’s securities are listed or traded;

(F)                                 any publication pursuant to the terms set forth in Clause 8.6; or

(G)                               Genmab may disclose Janssen’s Confidential Information to [***] or their assigns to the extent necessary to comply with Genmab’s obligations under the [***] (including with respect to the grant of sublicenses and reporting of activities) or to demonstrate that it is complying with such obligations or that any event has occurred which has relevance under such licenses.

In making any disclosures set forth in Clauses 8.4(A) to 8.4(F) above, the disclosing Party shall, except where impracticable for necessary disclosures (as in the event of medical emergency), give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and, except to the extent inappropriate (as in the case of patent applications), will use its Commercially Reasonable Efforts to co-operate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.

8.5                               Return of Confidential Information.  All Confidential Information shall be returned to the disclosing Party by the receiving Party upon request by the disclosing Party upon the termination of this Agreement, with the exception of a single copy to be retained by the receiving Party in a confidential file for the sole purpose of determining compliance with this confidentiality obligation.

8.6                               Publications or Presentations.  Both Parties shall have the right to make public announcements regarding Licensed Product in accordance with Article 13 below.  Furthermore, Janssen acknowledges that Genmab, its Affiliates or their employees, and certain Third Parties [***] may wish to present or publish parts of the Licensed Know-How in order to inform the scientific community or public of their work, and in principle agrees that such publication or presentation may be desirable, subject to balancing the benefits of such publication or presentation against any prejudice to the value of the rights and licenses granted to Janssen hereunder.  In such cases, Genmab shall provide a copy to Janssen’s Alliance Manager of the desired publication or presentation and Janssen shall consider the same in good faith.  Genmab or its staff or [***] shall be permitted to submit such publication or make such presentation if Janssen gives its prior written consent (not to be unreasonably withheld or delayed).  For the purposes of the foregoing, Janssen shall be deemed to have given its prior written consent to Genmab’s proposed publication or presentation if it does not notify Genmab in writing of its objection thereto within [***] calendar days of Genmab providing Janssen’s Alliance Manager with a copy of the publication or presentation as set out above.  If Janssen withholds such consent, the Parties shall discuss the situation in good faith with a view to amending such publication or presentation or to delay the publication for sufficient time to file a patent application, if necessary or possible, in order to overcome Janssen’s objections.  It is agreed that Janssen shall not be entitled to withhold consent to the publication or presentation of information which is already in the public domain, except to the extent that such publication or presentation would be inaccurate or misleading and thereby likely to prejudice the exercise by Janssen of its rights and licenses hereunder, and that Janssen shall not be entitled to withhold its consent hereunder in any manner or circumstances that would be incompatible or inconsistent with Genmab’s corresponding obligations to Third Parties under [***].  With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Clause 8.6 to the extent that Genmab has the right and ability (after using reasonable efforts) to do so.

8.7                               Publication of Clinical Study Results.  Genmab and its officers have read and understand [***] as set forth in Schedule 10 attached hereto (the “Policy”) and agree that Clinical Studies performed under this Agreement are subject to the Policy.  In connection with the licenses hereunder, Genmab agrees that it will, and it will cause any of its Affiliates to agree to, permit Janssen and its Affiliates to register and publish the data from all Clinical Studies performed hereunder, notwithstanding the provisions of Clause 8.1.  Genmab further agrees to provide, or to cause any of its Affiliates to provide, to Janssen and its Affiliates, at Janssen’s expense, such reasonable assistance as Janssen and its Affiliates may require in connection with fulfilling the requirements set forth in the Policy.  Notwithstanding anything to the contrary in this Agreement, Janssen and its Affiliates’ compliance with the terms of the Policy will not be deemed a breach of any provision of this Agreement, including without limitation, the obligations of confidentiality and non-use.  Any changes, modifications, or updates to the Policy after the Execution Date that are caused by changes in Regulatory Authority rules & regulations shall automatically become part of this Agreement.

9.                                      Representations, warranties and covenants

9.1                               Mutual Warranties.  Each Party represents and warrants to the other that, as at the Execution Date:

(A)                               Such Party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, including making the grant of rights described in this Agreement.

(B)                               This Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against that Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganisation, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Agreement have been duly authorised by all necessary action on the part of such Party and its officers and directors.

(C)                               The execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which such Party is a party or by which it is bound, nor does the execution, delivery and performance of this Agreement by such Party violate any Law of any court, governmental body or administrative or other agency having authority over it, except that the Parties acknowledge that Janssen does not have the right [***] any clinical study involving or including any product containing the compound known as [***] without the prior approval of [***].

(D)                               It has obtained (or has the contractual right to obtain) the assignment of all rights and interests of any and all of its directors, officers and employees (and, so far as it is aware, Third Parties) with respect to IPR that may be made by such directors, officers, employees and Third Parties in the performance or the furtherance of this Agreement.

(E)                                Neither Party nor any of its Affiliates has been debarred or is subject to debarment, and Genmab has not to its knowledge employed in any capacity in connection with the Development or Manufacture of Licensed Product prior to the Execution Date, any person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.

9.2                               Genmab Warranties.  Genmab warrants to Janssen that, as of the Execution Date:

(A)                               Genmab has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in, to or under the Licensed Patents, or otherwise granted any rights, to any Third Party in any way that would legally conflict with the licenses and rights granted to Janssen under this Agreement.

(B)                               The Genmab Existing Patents are free and clear of any liens, charges and encumbrances that would conflict with the license grants to Janssen hereunder.

(C)                               To the best of Genmab’s knowledge, neither Genmab nor any of its Affiliates or their respective current or former employees has misappropriated any of the

Licensed Know-How from any Third Party, and Genmab is not aware of any claim by a Third Party that such misappropriation has occurred.

(D)                               Genmab has made available to Janssen an accurate, current copy of the [***] and has provided to Janssen an accurate, current, partially redacted copy of the Medarex License, and the redacted portions of the Medarex License do not contain any provisions that would impose any obligations on Janssen or alter the meaning of any unredacted portions thereof in such a way as to have a material adverse effect on Janssen;

(E)                                (i) Genmab is, to the best of its knowledge, not in material breach of the Medarex License or in breach of any material terms of [***], (ii) to the best of Genmab’s knowledge, such agreements are in full force and effect in accordance with their terms, and (iii) Genmab has not received notice from any party to any of such agreements that it is in breach of any such agreement;

(F)                                 Genmab has not received any written notice of any existing or threatened actions, suits or other proceedings pending against it with respect to the Licensed Technology (other than patent office actions or the actions of any Regulatory Authority) that have not already been disclosed to Janssen;

(G)                               Except as already disclosed, Genmab has not received written notice from a Third Party claiming that a patent owned by such Third Party would be infringed by the manufacture, use, sale, offer for sale or import of Licensed Product in the Territory, and no Third Party has threatened in writing to make any such claim.

(H)                              The Genmab Existing Patents listed in part 1 of Schedule 1 and the Controlled Patents listed in part 2 of Schedule 1 are existing and, to the best of its knowledge, are not invalid or unenforceable, in whole or in part.  Genmab:  (i) is not aware of any claim made against it asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of such Genmab Existing Patents and, (ii) is not aware of any claim made against it challenging Genmab’s Control of such Controlled Patents or making any adverse claim of ownership of the rights of Genmab to such Genmab Existing Patents.

(I)                                   To the best of Genmab’s knowledge, Genmab has made available to Janssen all material information in its possession or control relating to the Development, Manufacture and Commercialization of the Licensed Product as conducted by or on behalf of Genmab to date, including without limitation complete and correct copies of the following (to the extent there are any):

(1)                                 Adverse event reports;

(2)                                 Clinical Study reports and material study data;

(3)                                 Regulatory Authority inspection reports, notices of adverse findings, warning letters, Regulatory Approval filings and letters and other correspondence with Regulatory Authorities.

(J)                                   To the best of Genmab’s knowledge, all of the studies, tests and pre-clinical and Clinical Studies of the Licensed Product conducted by or on behalf of Genmab prior to, or being conducted as of, the Execution Date have been and are being conducted in accordance with applicable Laws in all material respects.

9.3                               Janssen Warranties.  Janssen warrants to Genmab that it has the appropriate skills, expertise and resources to perform its obligations as contemplated under this Agreement in compliance with all applicable Laws.

9.4                               Covenants.  Subject to Janssen complying with its payment obligations hereunder in respect of each of the agreements referred to in this Clause 9.4, Genmab covenants to Janssen that without the prior written consent of Janssen (such consent not to be unreasonably withheld), Genmab shall not amend or waive, or take any action or omit to take any action that would alter or terminate, any of its rights under the [***] in any manner that would materially and adversely affect Janssen’s rights and benefits under this Agreement.  Genmab shall promptly notify Janssen of any termination (or a notice of default) or amendment of [***] that materially and adversely affects Janssen’s rights and benefits under this Agreement.

9.5                               Exclusivity.  Subject to:  (i) any rights of Genmab to the contrary as set out in this Agreement (including, without limitation, under Clause 12.9(O); and (ii) evidence of Janssen’s continued compliance with its obligations under Article 4 hereunder; Genmab further covenants to Janssen that Genmab shall not during the Term use the Licensed Technology to Develop or Commercialise, for its own account or on behalf of or in collaboration with any Third Parties, any [***]. Both Parties understand and acknowledge that the other Party may have present or future initiatives or opportunities, including initiatives or opportunities with Third Parties, involving similar products, programs, technologies or processes [***] that may compete with a product, program, technology or process covered by this Agreement.  Each Party acknowledges and agrees that nothing in this Agreement will be construed as a representation, warranty, covenant or inference that the other Party or its Affiliates will not itself develop, manufacture or market or enter into business relationships with one or more Third Parties to develop, manufacture or market products, programs, technologies or processes [***] that are similar to or that may compete with any product, program, technology or process covered by this Agreement.  [***]

9.6                               Compliance with Anti-Corruption Laws.  Notwithstanding anything to the contrary in the Agreement, each Party hereby agrees that:

(A)                               it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws applicable to that Party (and treated as including, in the case of Genmab, any applicable provisions of the U.S. Foreign Corrupt Practices Act which are the subject of Clause 9.6(B)), (collectively “Anti-Corruption Laws”);

(B)                               it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party related to the transaction with the purpose of influencing decisions related to either Party and/or its business in a manner that would violate Anti-Corruption Laws;

(C)                               Genmab shall designate an individual within its organization to work with Janssen to develop training on Anti-Corruption Laws as well as applicable rules on interactions with health care professionals, as mutually agreed to by the Parties.  Such designated individual shall then co-ordinate with Janssen the provision of such training on Anti-Corruption Laws, using applicable jointly-developed training materials (either face to face or online), on at least an annual basis during the Collaboration Term to all persons employed by Genmab who perform any activities under this Agreement and in the course of such activities interact with government officials or health care professionals in the normal course of their responsibilities.  Upon the Parties’ mutual agreement, such training may also be provided directly by Janssen to such employees of Genmab (either face to face or online).  Genmab shall also provide such training or training materials to any subcontractors it uses in the performance of the Agreement (to the extent the use of such subcontractors by Genmab is permitted under the Agreement) and which in the course of that subcontract interact with government officials or health care professionals, as is mutually agreed between the Parties and is proportionate to the risks of non-compliance with Anti-Corruption Laws.  Any training and materials provided by Janssen do not relieve Genmab of any obligations it has independent of the Agreement under Anti-Corruption Laws and Genmab shall not rely on Janssen’s training and materials for any such obligations;

(D)                               Janssen shall provide training on Anti-Corruption Laws and applicable rules on interactions with health care professionals, using applicable training materials (either face to face or online), on at least an annual basis during the Term of this Agreement to all persons employed by Janssen who perform any activities under this Agreement and in the course of such activities interact with government officials or health care professionals in the normal course of their responsibilities.  Janssen shall also provide such training or training materials to any subcontractors it uses in the performance of the Agreement (to the extent the use of such subcontractors by Janssen is permitted under the Agreement) and which in the course of that subcontract interact with government officials or health care professionals, as is proportionate to the risks of non-compliance with Anti-Corruption Laws.  Any training and materials referred to above do not relieve Janssen of any obligations it may have independent of the Agreement under Anti-Corruption Laws;

(E)                                it shall certify on an annual basis that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws in the performance of this Agreement by such Party or persons employed by or subcontractors used by such Party in the performance of this Agreement; and

(F)                                 it shall provide a Third Party auditor mutually acceptable to the Parties with access to its records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement as may reasonably be requested by the other Party in order to document or verify compliance with the provisions of this Clause 9.6.  Acceptance of a proposed Third Party auditor (and their terms of appointment) may not be unreasonably withheld by either Party.  It is expressly agreed that the costs related to the Third Party auditor will be fully paid by the other Party and that any auditing activities may not unduly interfere with the normal business operations of the Party subject to such auditing activities.

9.7                               Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, BOTH PARTIES DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING (WITHOUT LIMITATION) WARRANTIES OF COMMERCIAL UTILITY, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.  FURTHERMORE, GENMAB DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE VALIDITY OR SCOPE OF LICENSED PATENTS OR NON-INFRINGEMENT OF PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS VESTED IN ANY THIRD PARTY.  FOR THE AVOIDANCE OF DOUBT, JANSSEN ACKNOWLEDGES THAT IN ORDER TO USE THE RIGHTS GRANTED HEREUNDER, IT MAY REQUIRE LICENSES UNDER THIRD PARTY PATENT RIGHTS, AND HEREBY AGREES THAT IT SHALL BE JANSSEN’S RESPONSIBILITY TO SATISFY ITSELF AS TO THE NEED FOR SUCH LICENSES AND IF NECESSARY TO OBTAIN SUCH LICENSES.

10.                               Indemnification

10.1                        Mutual Indemnification.  Each Party shall indemnify, defend and hold harmless the other Party and its Affiliates, and their respective directors, officers, employees and agents (each, an “Indemnified Party”), from and against all losses, liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including reasonable attorneys’ fees, experts’ fees and other costs of investigation or defence at any stage of the proceedings) to the extent relating to a Third Party claim, action or demand (any of the foregoing, a “Loss”) arising out of or resulting from:

(A)                               the negligence, recklessness or wilful misconduct of the indemnifying Party or its Affiliates, and their respective directors, officers, employees and agents with respect to this Agreement and the transactions contemplated hereby; or

(B)                               any material breach of a representation or warranty of the indemnifying Party hereunder;

except to the extent such Third Party claim, action or demand arose or resulted from the negligence, recklessness or wilful misconduct of any Indemnified Party or the breach of any of the Indemnified Party’s representations or warranties in this Agreement.

10.2                        Janssen Indemnification.  Without prejudice to its obligations under Clause 10.1, Janssen shall indemnify, defend and hold harmless Genmab and Genmab’s Indemnified Parties from and against all Losses arising out of or resulting from:  (i) the practice by Janssen, its Affiliates or sublicensees of any right granted to Janssen herein; or (ii) any aspect of the Manufacture, Development or Commercialisation of Licensed Product by or on behalf of Janssen or its Affiliates or sublicensees hereunder (including, without limitation, product liability claims); in each case except to the extent such Losses arose or resulted from the negligence, recklessness or wilful misconduct of any Genmab Indemnified Party.

10.3                        Process.  In the event that an Indemnified Party seeks indemnification under this Article 10, such Indemnified Party shall:  (i) give prompt notice to the indemnifying Party of any such claim, action or demand; (ii) permit the indemnifying Party to assume direction and control of the defence of such claim, action or demand (including decisions regarding its settlement or other disposition, which may be made in the indemnifying Party’s sole discretion except as otherwise provided herein); (iii) assist the indemnifying Party at the indemnifying Party’s expense in defending such claim, action or demand; and (iv) not compromise or settle such claim, action or demand without the indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed.  The Indemnified Party may participate in the defence of such claim, action or demand through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Party.  Except with the approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed, the indemnifying Party shall not consent to entry of any judgment or enter into any settlement which:  (i) would result in injunctive or other relief being imposed against an Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to all applicable Indemnified Parties of a release from all liability in respect to such claim or litigation.  If an Indemnified Party in good faith determines that such Party may have available to it one or more defences or counterclaims that are inconsistent with one or more of those defences or counterclaims that may be available to the indemnifying Party in respect of any claim, action or demand, then the Indemnified Party shall have the right at all times to assume control over the defence or settlement of any such claim, action or demand at the Indemnified Party’s cost; provided however that if the Indemnified Party does so assume control, then the Indemnified Party shall not consent to entry of any judgment or enter into any settlement without the consent of the indemnifying Party, which consent shall not to be unreasonably withheld or delayed.

11.                               Limitation of liability

11.1                        Neither Party shall be liable to the other Party for any special, punitive or exemplary damages, or any claim for attorneys’ fees and costs and prejudgment interest (other than pursuant to Article 10) from the other, or indirect, incidental or consequential loss, including lost profits or loss of business opportunity, whether any claim for such recovery is based upon theories of contract, negligence or tort (including strict liability), and even if either Party has knowledge of the possibility of the potential damage or loss.  Each Party hereby waives for itself and its successors and assigns any and all claims for any special, punitive or exemplary damages, or indirect, incidental or consequential loss, including lost profits or loss of business opportunity.  The foregoing shall not, however, limit the obligations of either Party to indemnify the other Party from and against Third Party claims under Article 10.

12.                               Term and Termination

12.1                        Hart Scott Rodino, Closing Date.

(A)                               Each Party covenants and agrees to use Commercially Reasonable Efforts to prepare and make appropriate and timely filings under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (for the purposes of Clauses 12.1 and 12.2, the “Act”), as amended, and the rules promulgated thereunder within [***] Business Days after the date of mutual execution of this Agreement.  The Parties agree to cooperate in the antitrust clearance process and to furnish promptly to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice any additional information reasonably requested by them in connection with such filings.  Each Party will be responsible for its own costs in connection with the filings described in this Clause and Genmab shall have no right to assign or license any rights in Licensed Product to a Third Party during the HSR Waiting Period referred to in Clause 12.1(B) provided that Genmab shall have the right to enter into agreements with Third Parties in preparation for the Parties’ collaborative activities after the Closing Date.

(B)                               This Clause 12.1 and Clause 12.2(A) shall bind the Parties upon the Execution Date but the remaining provisions of this Agreement shall not become effective until the date on which the waiting period provided by the Act (“HSR Waiting Period”) has terminated or expired without any action by any government agency or challenge to the termination or any earlier notification date of the Parties by a government agency that the agency intends to take no action under the Act (which date shall be the “Closing Date”).

(C)                               In the event that antitrust clearance from the FTC and the Antitrust Division of the Department of Justice is not obtained within [***] after the Execution Date or such other date as the Parties may agree, the Agreement may be terminated by either Party on written notice to the other.

(D)                               In the event a provision of the Agreement needs to be deleted or substantially revised in order to obtain regulatory clearance, the Parties will negotiate in good faith a new provision which in its economic effect and scope of rights is sufficiently similar to the old provision that it can reasonably be assumed that the Parties would have entered into the Agreement with such new provision.

12.2                        Consent to conduct [***].

(A)                               [***] shall use Commercially Reasonable Efforts to obtain, as soon as possible after the Execution Date, [***] written consent to [***].  For the avoidance of doubt, nothing in this Agreement shall require [***] to expend any monies or incur any expense in seeking or obtaining such consent (other than as provided for in the [***] and failure to obtain such consent shall not be a breach of this Agreement.

(B)                               The Parties acknowledge that, [***] may be required to obtain [***] prior written consent to [***], and the Parties agree that [***] shall not be obligated to, pursuant to Sections 4.1 — 4.4 or any other provision of this Agreement) [***] under this Agreement without first obtaining such consent.  For the avoidance of doubt, nothing in this Agreement shall require [***] to expend any monies or incur any expense in seeking or obtaining such consent (other than as provided for in the [***]), and failure to obtain such consent shall not be a breach of this Agreement.

(C)                               [***] represents and warrants that no consent other than that referred to in Clause 12.2(A) will be required from [***] in connection with the performance [***], other than in connection with [***], and that the same shall apply in relation to any other consent sought from [***] in relation to [***] to be conducted under this Agreement.

(D)                               [***] agrees that [***] may provide [***] to the extent required for the purposes of obtaining [***] consent to the [***], subject to [***] agreeing to be bound by terms of confidentiality in relation thereto no less strict than those set out in Article 8 of this Agreement.

12.3                        Term.  Subject to Clause 12.1, this Agreement shall come into force and effect on the Closing Date and shall, unless terminated earlier in accordance with its terms, continue in force and effect until all the Product Patents have expired and thereafter on a Licensed Product-by-Licensed Product and country-by-country basis until the end of the last-to-expire Royalty Term in each such country with respect to each such Licensed Product (the period during which this Agreement is in force, hereinafter the “Term”).

12.4                        Termination for Material Breach.  Either Party may terminate (or, in the case of Janssen, modify in accordance with Clause 12.9(E)) this Agreement, and the rights and licenses granted hereunder, with [***] calendar days’ prior written notice to the other Party if the other Party materially breaches any material provision of this Agreement, unless the other Party cures such breach or grounds for termination within the period of such notice, provided that if there is a good faith dispute with respect to the existence of a material breach, the time for cure will be extended until such time as the dispute is resolved pursuant to Article 14.

12.5                        Termination upon Bankruptcy.  Either Party may, in addition to any other remedies available to it by law or in equity, terminate (or, in the case of Janssen, modify in accordance with Clause 12.9(E)) this Agreement in its entirety, by notice to the other Party in the event:  (i) the other Party shall have become bankrupt or shall have made an assignment for the benefit of its creditors; (ii) there shall have been appointed a trustee or receiver for the other Party for all or a substantial part of its property; or (iii) any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganisation, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganisation or other similar act or law of any jurisdiction now or hereafter in effect, and any such event shall have continued for [***] calendar days undismissed, unbonded and/or undischarged.

12.6                        Termination by Janssen.  Janssen may terminate this Agreement in its entirety or on a country-by-country and Licensed Product by Licensed Product basis at any time after the Closing Date by providing [***] days prior written notice to Genmab.  Following any delivery by Janssen of a notice of termination pursuant to this Clause 12.6, during the period of notice until the effective date of termination, Janssen shall be required to observe its obligations hereunder regarding the Manufacture, Development or Commercialisation of the affected Licensed Product but shall not be required to initiate any new Clinical Studies or non-clinical studies, make any further filings for Regulatory Approvals other than as related to the prompt and complete transfer of Regulatory Approvals and development and commercial rights to Genmab, or launch such Licensed Product in any further countries.

12.7                        Termination by Genmab.  Genmab may terminate this Agreement and all or any of the licenses granted to Janssen hereunder forthwith, by written notice to Janssen, if at any time during the Term Janssen or its Affiliates or sublicensees directly or indirectly oppose or assist any Third Party to oppose the grant of letters patent on any patent application within the Licensed Patents or disputes or directly or indirectly assists any Third Party to dispute the validity of any patent within the Licensed Patents or any of the claims thereof or the secret or substantial nature of the Licensed Know-How provided the basis for any such opposition or challenge relies in any way, directly or indirectly, on Confidential Information of Genmab or other Confidential Information generated jointly by the Parties during Collaboration Term.  For the avoidance of doubt, the provisions of Clause 7.6(E) shall not apply in the event of any such challenge.

12.8                        Cumulative Rights and Remedies.  Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

12.9                        Effects of Termination or Expiration.

(A)                               Accrued Rights and Obligations.  Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that this Agreement provides shall survive termination.

(B)                               Rights of sublicensees.  Upon the termination of this Agreement for any reason other than pursuant to Clause 4.3(B) for failure by the applicable sublicensee to launch Licensed Product, any sublicenses granted by Janssen to Third Parties hereunder shall survive, provided that each sublicensee is then in full compliance with its sublicense and promptly agrees in writing to be bound by the applicable terms of this Agreement and agrees to pay directly to Genmab the same amounts that would have been due to Genmab from Janssen under this Agreement with respect to such sublicense had the Agreement not terminated.

(C)                               Effects of termination by Genmab pursuant to Clause 4.3 (Janssen’s breach of diligence obligations), 4.8 (Janssen’s failure to comply with IND filing obligations), 12.4 (Janssen’s material breach), 12.5 (Janssen’s bankruptcy), 12.7 (Janssen’s challenge to the Licensed Patents) or 15.2 (Force Majeure) or by Janssen pursuant to Clause 12.6 (at will).  Upon such termination:

(1)                                 Janssen, its Affiliates and, subject to Clause 12.9(B), its sublicensees shall immediately cease to use and thereafter refrain from using the Licensed Technology anywhere in the Territory (or, where Janssen terminates the Agreement under Clause 12.6 in relation to a given country, in the terminated country) in relation to the terminated Licensed Product(s);

(2)                                 save as expressly provided herein, all rights of Janssen hereunder relating to the Territory or (where Janssen terminates the Agreement under Clause 12.6 in relation to a given country) to the terminated country or terminated Licensed Product, and all licenses granted to Janssen by this Agreement in respect of any terminated Licensed Product or country in the Territory shall cease and terminate and, where applicable, Janssen shall assist Genmab in taking all steps necessary for the removal of the name of Janssen, its Affiliates and its sublicensees from any patent register at any patent office where a relevant patent license has been recorded;

(3)                                 to the extent not prohibited by Law, the Parties shall wind down any Clinical Studies that are underway in respect of the terminated Licensed Product, taking into account the health and safety of the subjects enrolled therein and Good Clinical Practice or, if Genmab so requests, transfer such Clinical Studies to Genmab upon Genmab agreeing to reimburse Janssen or its Affiliates or sublicensees (as applicable) in respect of their Out of Pocket Expenses in so doing.  Janssen, its Affiliates and sublicensees (as applicable) shall have no liability or otherwise be responsible for Clinical Studies that Janssen or its Affiliates or sublicensees so continue to conduct, and Genmab shall indemnify and hold harmless Janssen, its Affiliates and sublicensees (as applicable) against any and all third party claims, damages, losses, liabilities, costs and expenses (“Study Claims”) incurred or suffered by Janssen, its Affiliates or sublicensees in connection with such Clinical Studies, except to the extent such Study Claims are attributable to Janssen’s or its Affiliates’ or sublicensees’ conduct of those Clinical Studies prior to the termination of this Agreement or Janssen’s or its Affiliates’ or sublicensees’ gross negligence or wilful misconduct;

(4)                                 Genmab shall (subject to Clause 12.9(B)) have an exclusive, perpetual license, with the right to sublicense, under any IPR Controlled by Janssen or its Affiliates to the extent necessary to make, have made, import, use, offer to sell and sell the terminated Licensed Product (including without limitation any Janssen Collaboration Patents, Janssen Know-How, and Janssen Trademarks solely owned or Controlled by Janssen directly related to Licensed Product and used by Janssen, its Affiliates or sublicensees with respect to Licensed Product prior to the effective date of such termination), solely for the purpose of Developing and/or Commercialising such Licensed Product in the Field in the Territory or terminated country (as applicable).  Such licence shall be fully paid-up and royalty-free if [***]. If [***] Genmab shall pay to Janssen a royalty of [***] percent ([***]), and if a BLA has been approved in [***] prior to the effective date of termination hereunder, Genmab shall pay to Janssen a royalty of [***] percent ([***]), in each case on annual Net Sales of Licensed Product by Genmab for a period of [***] years from Genmab’s First Commercial Sale of Licensed Product in the Territory, and the provisions of Clauses 6.9 to 6.11 (except to the extent related to [***]) shall apply mutatis mutandis;

(5)                                 any rights and licenses granted by Janssen to Genmab hereunder under Janssen’s IPR shall continue;

(6)                                 subject to Clause 8.5, in the event the termination is to the Agreement in its entirety, Janssen shall promptly return to Genmab or destroy (at Genmab’s discretion) all Licensed Know-How and Licensed Materials in Janssen’s or its Affiliates’ or its sublicensees’ possession or control;

(7)                                 in the event the termination is to the Agreement in its entirety, Janssen shall promptly return to Genmab or destroy (at Genmab’s discretion) all [***] in Janssen’s or its Affiliates’ or (subject to Clause 12.9(B)) sublicensees’ possession or control and, in the event of such destruction, provide Genmab with written certification thereof; and covenant that none of Janssen, its Affiliates or (subject to Clause 12.9(B)) sublicensees shall use any information derived from [***];

(8)                                 on written request by Genmab, Janssen shall provide to Genmab or Genmab’s nominee(s) a copy of, and shall transfer, or cause to be transferred, to Genmab or Genmab’s nominee(s), [***], ownership of all INDs, BLAs and Regulatory Approvals for the terminated Licensed Product held by or on behalf of Janssen, its Affiliates and (subject to Clause 12.9(B)) sublicensees.  Until such transfer is effected or if such transfer is not possible for legal or regulatory reasons, Janssen shall ensure that Genmab shall have the right to access, use and cross-reference such INDs, BLAs and Regulatory Approvals.  Janssen shall consent and, where necessary, cause its Affiliates and its sublicensees to consent, for any relevant Regulatory Authority to cross-reference such data and information contained in such INDs, BLAs and Regulatory Approvals as may be necessary for the granting of second INDs, BLAs and Regulatory Approvals to Genmab or its nominee(s);

(9)                                 on written request by Genmab, upon termination of this Agreement hereunder, Janssen or its Affiliates will assign to Genmab or its nominee any agreements between Janssen or its Affiliates and Third Parties that are freely assignable (and use their Commercially Reasonable Efforts to novate to Genmab any which are not) and relate solely to Development, Manufacturing and Commercialisation of the terminated Licensed Product in the Territory or terminated country (as applicable), including without limitations any licences under Third Party IPR, and (subject to Clause 12.9(B)) use their Commercially Reasonable Efforts to procure that its sublicensees will do the same; and, in addition, on written request by Genmab, Janssen shall transfer to Genmab or its nominee at no cost, to the extent that Janssen has the rights to do so, any master cell banks, feeds and other biological materials necessary for the Manufacture of Licensed Product that are Controlled by Janssen or its Affiliates or (subject to Clause 12.9(B)) its sublicensees in respect of the Territory;

(10)                          upon Genmab’s request [***], Janssen or its Affiliates or sublicensees shall keep the Manufacturing of Licensed Product running until the earlier of:  (i) [***] months after the effective termination date, and (ii) such time as Genmab is ready to take over such Manufacturing;

(11)                          Janssen shall promptly transfer to Genmab or its designee, [***], any and all safety databases for both clinical and post- marketing adverse event data for terminated Licensed Product; and

(12)                          Janssen shall do all other things as Genmab may reasonably require to effect the orderly transition of its rights regarding any Development or Commercialisation of terminated Licensed Product to Genmab.

(D)                               Effects of termination by Genmab pursuant to Clause 4.3(B) (Janssen’s failure to launch).  Upon such termination:

(1)                                 Janssen, its Affiliates and its sublicensees shall immediately cease to Commercialise the applicable Licensed Product in that Region and refrain from otherwise using the Licensed Technology anywhere in the Region;

(2)                                 save as expressly provided herein, all rights of Janssen hereunder relating to the applicable Licensed Product in that Region, and all licenses granted to Janssen by this Agreement in respect of such Licensed Product in the Region shall cease and terminate and, where applicable, Janssen shall assist Genmab in taking all steps necessary for the removal of the name of Janssen, its Affiliates and its sublicensees from any patent register at any patent office in the Region where a relevant patent license has been recorded;

(3)                                 Genmab may itself (or may license to any Third Party in its absolute discretion the right to) Develop or Commercialise the applicable Licensed Product in that Region, and for this purpose:

(a)                                 that Region shall be deemed excluded from the Territory for the purposes of Clause 2.1 and 2.2 in respect of the terminated Licensed Product;

(b)                                 Genmab and Janssen and their Affiliates shall be relieved of the observance of its covenant at Clause 9.5 as it relates to that Licensed Product in that Region;

(c)                                  Genmab shall have an exclusive, perpetual, license throughout the Region, with the right to sublicense, under any IPR Controlled by Janssen or its Affiliates to the extent necessary to make, have made, import, use, offer to sell and sell Licensed Product (including without limitation any Janssen Collaboration Patents, Janssen Know-How, and the Janssen Trademarks solely owned or Controlled by Janssen to the extent directly related to the Commercialisation of the applicable Licensed Product as carried out by Janssen with respect to such Licensed Product prior to the effective date of such termination) in such Region; and with respect to Janssen Trademarks, only to the extent such Janssen Trademarks are not being used in connection with the Commercialisation of the Licensed Product outside of the Region.  Such license shall be fully paid-up and royalty free;

(d)                                 on written request by Genmab, Janssen shall provide to Genmab or Genmab’s nominee(s) a copy of, and shall transfer, or cause to be transferred, to Genmab or Genmab’s nominee(s), at Janssen’s expense, ownership of all INDs, BLAs and Regulatory Approvals for the applicable Licensed Product held by or on behalf of Janssen, its Affiliates and sublicensees in respect of that Region.  Until such transfer is effected or if such transfer is not possible for legal or regulatory reasons, Janssen shall ensure that Genmab shall have the right to access, use and cross-reference such INDs, BLAs and Regulatory Approvals.  Janssen shall consent and, where necessary, cause its Affiliates and its sublicensees to consent, for any relevant Regulatory Authority to cross-reference such data and information contained in such INDs, BLAs and Regulatory Approvals as may be necessary for the granting of second INDs, BLAs and Regulatory Approvals to Genmab or its nominee(s) in respect of that Region;

(e)                                  to the extent permitted by applicable Law, on written request by Genmab, Janssen or its Affiliates will assign to Genmab or its nominee any agreements between Janssen or its Affiliates and Third Parties that are freely assignable (and use their Commercially Reasonable Efforts to novate to Genmab any which are not) and relate solely to Commercialisation in the Region, including without limitations any licences under Third Party IPR, and use their Commercially Reasonable Efforts to procure that its sublicensees will do the same;

(f)                                   if Janssen cannot assign or secure the novation of Manufacturing contracts to Genmab (e.g. because it requires its own supply of the applicable Licensed Product outside of the terminated Region), then at Genmab’s request, Janssen and Genmab shall enter into a supply agreement pursuant to which Janssen shall provide commercial supplies of Licensed Product to Genmab for the purposes of Genmab’s Commercialisation activities in the terminated Region [***].  For the avoidance of doubt, nothing in the foregoing shall limit Genmab’s right to establish its own source of supply of the Licensed Product for such Region;

(g)                                  Janssen shall grant to Genmab or its designee appropriate access to the any and all safety databases for both clinical and post-marketing adverse event data for the applicable Licensed Product to enable Genmab to exercise its rights under this Clause 12.9(D); and

(h)                                 Janssen shall do all other things as Genmab may reasonably require to effect the orderly transition of its rights regarding the applicable Licensed Product in respect of that Region to Genmab.

(E)                                Effects of termination by Janssen pursuant to Clause 12.4 (Genmab’s material breach), 12.5 (Genmab’s bankruptcy) or 15.2 (Force Majeure).  Upon such termination Janssen may elect, in lieu of terminating this Agreement, by written notice to Genmab (a “Notice of Modification”), to modify the terms of this Agreement as (and only to the extent) provided in this Clause 12.9(E).  In the event Janssen gives a Notice of Modification, then the following provisions will apply:

(1)                                 the provisions of Article 5 shall terminate, and the various committees and working groups shall be disbanded;

(2)                                 Genmab shall cease its Development and Manufacturing activities as provided for in this Agreement and the licenses granted to Genmab in Clause 2.5 in respect of such activities shall terminate;

(3)                                 Janssen shall be relieved of all obligations under Clause 4.3 (save in the event of termination under Clause 15.2, in which case such obligations shall continue), 4.4, 4.5 and the obligation to allow Genmab to attend Regulatory Authority meetings under Clause 4.11.

(4)                                 Except as otherwise agreed to by the Parties, all other terms and conditions of this Agreement shall continue in full force and effect.

If, on the other hand, Janssen gives Genmab notice of termination (rather than modification) hereunder, then the provisions of Clause 12.9(C) shall apply.

12.10                 Expiration of Agreement.  If this Agreement is not terminated at an earlier date, then upon its expiration in accordance with its terms in a given country or the entire Territory (as applicable), Janssen shall have an irrevocable, fully paid-up, non-exclusive license in the Field in such country or the Territory (as applicable) under the Licensed Know-How and Licensed Materials, with the right to sublicense, to make, have made, import, use, offer to sell and sell Licensed Product in the Field.

12.11                 Survival.  Except as expressly provided herein, Articles 1, 10, 11, 14 and Clauses 2.4 (to the extent related to confidentiality obligations), 2.6, 6.11, 7.2, 7.3, 8.1 to 8.5 (inclusive), 12.9, 12.10, 12.11, 13.2, 15.1, 15.3, 15.4, 15.5, 15.7, 15.9, 15.10, 15.11, 15.12, 15.13 and 15.14 and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, and any accrued rights to payment shall survive any expiration or early termination of this Agreement.  Except as set forth in this Clause 12.11, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement terminate.

13.                               Press releases and other public announcements

13.1                        Public Announcements.  The Parties may issue a separate press release(s) on or following the Execution Date as well as on or following the Closing Date, in the form approved by both Parties as of the Execution Date and attached as Schedule 9, disclosing the entry into and closing of, as applicable, this Agreement and its general subject matter.  Except to the extent already disclosed in such initial press releases or, subject to Clause 13.2, to the extent required by Law, regulation or judicial order, or the rules or regulations applicable to the listing or quoting of the securities of either Party or its Affiliates on any stock or securities exchange, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.  Each Party acknowledges that the other Party may wish to announce the achievement of Development milestones (including the initiation and completion of Clinical Studies) and/or the occurrence of significant regulatory events (including the submission of applications for Regulatory Approvals and the grant of Regulatory Approvals) concerning Licensed Product, and the Parties shall act in good faith in these circumstances to attempt to quickly resolve any differences regarding the appropriateness and content of such a public announcement, with the understanding that nevertheless no such public announcement may be made by a Party without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed) except to the extent already disclosed in such initial press releases or, subject to Clause 13.2, required by Law, regulation or judicial order, or the rules or regulations applicable to the listing or quoting of the securities of either Party or its Affiliates on any stock or securities exchange (it being understood that each of the events referred to above in this sentence would require disclosure by Genmab pursuant to applicable securities exchange rules and regulations).

13.2                        Legally Required Announcements.  If in the reasonable opinion of a Party’s legal counsel a public announcement concerning this Agreement or the subject matter hereof is legally required by applicable Laws, regulations or judicial orders, or the rules or regulations of a stock or securities exchange on which the securities of such Party or its Affiliates are listed or quoted, then the Party wishing to make such announcement will (to the extent possible) provide the other Party notice reasonable under the circumstances of such intended announcement, and to the extent feasible under the circumstances will consult with the other Party relative to the nature and scope of such intended announcement.  If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission, or with any other governmental or Regulatory Authority, it will provide the other Party a copy of the Agreement showing any sections as to which it proposes to request confidential treatment, will provide the other Party an opportunity to comment on such proposal and will give due consideration to any reasonable comments by the other Party relating to such filing.

14.                               Dispute resolution

14.1                        Continuance of Rights and Obligations During Pendency of Dispute Resolution.  If there are any disputes in connection with this Agreement, including disputes related to termination of this Agreement under Article 12, all rights and obligations of the Parties shall continue until such time as any dispute has been resolved in accordance with the provisions of this Article 14.

14.2                        Informal resolution.  Subject to Clause 14.6 or the extent falling within the remit of the JSC as provided for in Clause 5.1(C)(12), in the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement, including any claim of inducement by fraud or otherwise, (a “Dispute”), the Parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves.  If the Parties are unable to resolve a Dispute within [***] calendar days from the date such Dispute is first brought to the other Party’s attention, the matter shall be referred to a senior executive designated by each Party (but who is not a member of the JSC), who shall use their good faith efforts to mutually agree upon the proper course of action to resolve the Dispute.  In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within [***] calendar days of the first written request for dispute resolution under this Clause 14.2, then the Parties shall resolve such Dispute in accordance with Clauses 14.3 and 14.4, as applicable.

14.3                        Mediation.

(A)                               Any Dispute which the Parties have not resolved under Clause 14.2 shall, with the consent of both Parties, be mediated through non-binding mediation in accordance with [***], except where that procedure conflicts with these provisions, in which case these provisions shall prevail.  The mediation shall be conducted in [***] and shall be attended by a senior executive with authority to resolve the dispute from each Party.

(B)                               The Parties shall promptly confer in an effort to select by mutual agreement a neutral, independent and disinterested mediator from a professional mediation firm such as [***].  In the absence of such an agreement within [***] calendar days of initiation of the mediation, the mediator shall be selected by [***] as follows:  [***] shall provide the Parties with a list of at least [***] names from the [***] Panels of Distinguished Neutrals.  Each Party shall exercise challenges for cause, [***] peremptory challenges, and rank the remaining candidates within [***] Business Days of receiving the [***] list.  The Parties may together interview the [***] top-ranked candidates for no more than [***] each and, after the interviews, may each exercise [***] peremptory challenge.  The mediator shall be the remaining candidate with the highest aggregate ranking.

(C)                               The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than [***] calendar days after initiation.  Under no circumstances may the commencement of arbitration under Clause 14.4 be delayed more than [***] calendar days by the mediation process specified herein absent contrary agreement of the Parties.

(D)                               No statements made by either Party during the mediation may be used by the other or referred to during any subsequent proceedings.

14.4                        Arbitration.

(A)                               Subject to Clauses 14.5 and 14.6, if any Dispute has not been resolved by good faith negotiations or mediation between the Parties pursuant to Clauses 14.2 or 14.3 above or the Parties have not agreed to mediate, then the Parties shall settle the Dispute by submitting the matter to binding arbitration pursuant to the rules then pertaining of the [***] except where those rules conflict with these provisions, in which case these provisions shall prevail.  The arbitration will be held in [***].

(B)                               The arbitration panel shall consist of three (3) arbitrators chosen from the [***] Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least [***] years experience with a law firm or corporate law department of over [***] lawyers or who was a judge of a court of general jurisdiction, and has appropriate experience in the pharmaceutical or biotechnology industry and does not have a conflict of interest under applicable ethical rules.  In the event the aggregate damages sought by the claimant are stated to be less than [***], and the aggregate damages sought by the counter-claimant are stated to be less than [***], and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.  Each arbitrator shall be neutral, independent, disinterested and impartial and shall abide by [***] as Third-Party Neutral.

(C)                               The Parties agree to cooperate:  (1) to attempt to select the arbitrator(s) by agreement within [***] calendar days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within

[***] calendar days of selection, and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than [***] calendar months after selection of the arbitrator(s) and in the award being rendered within [***] calendar days of the conclusion of the hearings or of any post-hearing briefing, which briefing will be completed by both sides within [***] calendar days after the conclusion of the hearings.

(D)                               In the event the Parties cannot agree upon selection of the arbitrator(s), the [***] will select arbitrator(s) as follows:  [***] shall provide the Parties with a list of no less than [***] proposed arbitrators [***] if a single arbitrator is to be selected) meeting the requirements set forth above.  Within [***] calendar days of receiving such list, the Parties shall rank at least [***] (or [***], if a single arbitrator is to be selected) of the proposed arbitrators on the initial [***] list, after exercising cause challenges.  The Parties may then interview the [***] candidates ([***] if a single arbitrator is to be selected) with the highest combined rankings for no more than one (1) hour each and, following the interviews, may exercise one peremptory challenge each.  The panel will consist of the remaining [***] candidates (or one (1), if one (1) arbitrator is to be selected) with the highest combined rankings.  In the event these procedures fail to result in selection of the required number of arbitrators, [***] shall select the appropriate number of arbitrators from among the members of the various [***] Panels of Distinguished Neutrals, allowing each side challenges for cause and three (3) peremptory challenges each.

(E)                                In the event the Parties cannot agree upon procedures for disclosure and conduct of the hearing meeting according to the schedule set forth in Clause 14.4(C), then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the schedule set forth in Clause 14.4(C).  The arbitrator(s) shall provide for disclosure according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable disclosure, including document demands and depositions (if applicable), but that such disclosure be limited so that the schedule set forth in Clause 14.4(C) may be met without difficulty.  In no event will the arbitrator(s), absent agreement of the Parties or a showing of good cause, allow more than a total of [***] calendar days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony (if applicable) from all witnesses, including both fact and expert witnesses, or serve more than [***] individual requests for documents, including subparts, or [***] individual requests for admission or interrogatories, including subparts (not including admissions regarding authenticity of documents).  Multiple hearing days will be scheduled consecutively to the greatest extent possible.

(F)                                 The arbitrator(s) must render their award by application of the substantive law of the state of New York and are not free to apply “amiable compositeur” or “natural justice and equity”.  The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefore stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party, and the Parties shall share the cost of such transcript.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.  To the extent possible, the arbitration hearings and award will be maintained in confidence.

(G)                               In the event the panel’s award exceeds [***] in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the [***] by agreement or, failing agreement within [***] Business Days, pursuant to the selection procedures specified in Clause 14.4(D).  If [***] cannot provide such services, the Parties will together select another provider of arbitration services that can.  No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within [***] calendar days following oral argument.  Any such review must be initiated within [***] calendar days following the rendering of the award referenced in Clause 14.4(F).

(H)                              The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the US Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings.  The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than [***] hours of oral argument evenly divided between the Parties.  The Party seeking review must submit its opening brief and any reply brief within [***] and [***] calendar days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within [***] calendar days of that date.  Oral argument shall take place within [***] calendar months after the date of the award under review, and the Appeal Arbitrator shall render a decision within [***] calendar days following oral argument.  That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

(I)                                   The Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held solely for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued).  Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

14.5                        Intellectual Property Rights.  In respect of any Dispute relating to the determination of scope, validity or enforceability of any Intellectual Property Rights hereunder, the Parties consent to the exclusive jurisdiction of the courts of the country the Laws of which cause that Intellectual Property Right to come into being and where such courts have jurisdiction the Dispute shall be determined according to the Laws of that country.

14.6                        No Party shall be precluded from taking any preliminary or interim steps, such as applying to court for injunctive relief, as may be necessary to protect that Party’s Intellectual Property Rights position or the confidentiality of its Confidential Information, whilst any discussions or arbitration are being conducted pursuant to this Article 14.

15.                               General provisions

15.1                        Accounting Procedures.  Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with the conventions, rules and procedures promulgated by the United States Generally Accepted Accounting Procedures, consistently applied.

15.2                        Force Majeure.  If the performance of this Agreement or of any obligation hereunder (other than an obligation to make payments hereunder) is prevented, restricted or interfered with by reason of Force Majeure, the obligated Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided however, the obligated Party shall promptly advise the other Party of the existence of such prevention, restriction or interference, shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance hereunder whenever such causes are removed.  If any Force Majeure delays or prevents the performance of the obligations of either Party for a continuous period in excess of [***], the Party not so affected shall then be entitled to give notice to the affected Party to terminate (or, in the case of Janssen, modify in accordance with Clause 12.9(E)) this Agreement, specifying the date (which shall not be less than [***] calendar days after the date on which the notice is given) on which termination (or, in the case of Janssen, modification in accordance with Clause 12.9(E)) will take effect.  Such a termination (or, in the case of Janssen, modification) notice shall be irrevocable, except with the consent of both Parties, and upon termination the provisions of Clause 12.9(C) or 12.9(E), as applicable, shall apply.

15.3                        Further Assurance.  Either Party shall at any time after the Closing Date upon the request of the other, and at the other’s cost, do and execute all such acts, deeds, documents and things as may reasonably be required by the other to perfect and complete the grant of, and/or (in accordance with the terms of this Agreement) otherwise protect, the rights and licenses hereby conferred upon the other, including without limitation entry into forms of license or other instruments confirming such rights for registration with the relevant authorities, subject to any express restrictions in this Agreement on the extent of either Party’s obligations under this Agreement.

15.4                        No Waiver.  No failure to exercise nor any delay in exercising by any party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part, and no single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.  Subject to the specific exclusions and limitations and express provisions to the contrary set out in this Agreement, all rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

15.5                        Notices.  All notices required or permitted under this Agreement shall, except where otherwise specifically provided, be in writing and be sent by air courier or by electronic mail (with a confirmation copy by air courier) properly addressed to the respective Parties as follows:

If to [***]:

[***]

[***]

If to [***]:

[***]

[***]

or to such other addresses or addressees as the Parties hereto may designate in writing for such purposes during the Term.  Notices shall be deemed to have been made:  (i) if by electronic mail, when the e-mail leaves the e-mail gateway of the sender where it leaves such gateway on or before 17.00 hours on any Business Day, or at 08.00 hours on the next Business Day after it leaves such gateway if it leaves such gateway after 17.00 hours (and the onus shall be on the sender to prove the time that the e-mail left its gateway), and (ii) if by air courier, two (2) Business Days after delivery to the courier.

15.6                        Independent Contractors.  No agency, partnership or joint venture is hereby established; each Party shall act hereunder as an independent contractor.  Neither Genmab nor Janssen shall enter into, or incur, or hold itself out to Third Parties as having authority to enter into, or incur, on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.

15.7                        Assignment.  This Agreement shall be binding upon the Parties and their respective permitted successors and assigns.  Neither Party may, without the prior written consent of the other Party, assign all or any part of its rights and benefits under this Agreement, provided that such consent shall not be required for an assignment to (i) any Affiliate of either Party provided that such Party shall guarantee the performance of all assigned obligations by such Affiliate; and further provided, however, that, in connection with such assignment to such Affiliate by Genmab, Genmab also assigns any corresponding rights and obligations, or sublicenses any corresponding rights and delegates any corresponding obligations, [***] and the Medarex License to such Affiliate or (ii) to a Third Party successor or purchaser of all or substantially all of its business or assets to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that, the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement. Any attempted assignment, delegation or transfer in contravention of this Agreement shall be null and void.

15.8                        Change of Control.  In the event that Genmab undergoes a Change of Control during the term of this Agreement, the following shall apply: [***]

(a)   [***] shall for the purposes of this Clause 15.8((a) iv) be considered a [***]

(b)   For a period of [***], the Acquirer or its Affiliates shall not be permitted to launch [***] as defined above.

(c)   In the event that a Change of Control occurs prior to, or within [***] from, First Commercial Sale of Licensed Product and the Acquirer or its Affiliates at the time of the Change of Control event is commercialising or marketing [***] it shall have a period of [***] from such Change of Control to outlicense or otherwise divest or discontinue sales of such [***].

In addition, Janssen shall be entitled to provide Genmab with a Notice of Modification of the Agreement pursuant to Clause 12.9(E) and proceed with the provisions thereof, save that Janssen’s obligations under Clause 4.3 shall continue following any such Notice of Modification and Clause 12.9(E)(3) shall be amended accordingly.  As used herein, “Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of a Party’s assets; (b) a merger or consolidation in which a Party is not the surviving corporation or in which, if a Party is the surviving corporation, the shareholders of such Party immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, own stock or other securities of the Party that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors; or (c) a transaction or series of related transactions (which may include without limitation a tender offer for a Party’s stock or the issuance, sale or exchange of stock of a Party) in which the shareholders of such Party immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of the Party that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors, provided that a Change of Control excludes any transaction (or series of related transactions) in which the pre-transaction stockholders of the applicable Party own more than 50% of the outstanding capital stock or equity interests of the surviving or acquiring entity or its parent.

15.9                        No Benefit to Third Parties.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons.

15.10                 Use of Name.  Except as provided herein, neither Party may use in any manner the other Party’s or its Affiliates’ or sublicensees’ name, trade name or corporate logo, or any contraction, abbreviation or adaptation thereof, without the express written consent of the other Party.

15.11                 Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected (unless the provision in question is of such essential importance to this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provision), and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.  The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is as consistent as possible with the invalid or unenforceable provision.

15.12                 Integration.  This Agreement, together with the Schedules hereto (including, without limitation, the Share Subscription Agreement), constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto.  Each Party acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy in respect of any other such representation or warranty provided that nothing herein shall exclude or limit liability for fraudulent misrepresentation.  No terms or provisions of this Agreement shall be varied, extended or modified by any prior or subsequent statement, conduct or act of either of the Parties, except by a written instrument specifically referring to and executed in the same manner as this Agreement.

15.13                 Headings.  The headings and titles to the Articles, Clauses and Schedules of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision herein.

15.14                 Governing Law.  Subject to Clause 14.5 and to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, this Agreement and any non-contractual obligations arising from or connected with it shall be governed by New York law and this Agreement shall be construed in accordance with New York law.

15.15                 Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

“Genmab”	“Janssen”

GENMAB A/S	JANSSEN BIOTECH, INC.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title: